STANDARD INDUSTRIAL/COMMERCIAL

MULTI-TENANT LEASE

NET

between

PW Fund B Development, LLC, a California limited liability

company

as "Landlord"

and

Qnetic Corporation, a Delaware corporation

as "Tenant"

BOMS Co 327 YC 7275METR	Page 1 of 41	Mar25

TABLE OF CONTENTS

1.	Basic Provisions
2.	Premises, Parking and Common Areas
3.	Term
4.	Rent
5.	Security Deposit; Restoration Deposit; Power Upgrade Deposit
6.	Use; Hazardous Substances; Applicable Requirements
7.	Maintenance, Repairs, Utility Installations, Trade Fixtures and Alterations
8.	Insurance; Indemnity
9.	Damage or Destruction
10.	Real Property Taxes
11.	Utilities
12.	Assignment and Subletting
13.	Default; Breach; Remedies
14.	Condemnation
15.	Brokers
16.	Estoppel Certificates and Financial Statements
17.	Landlord's Liability
18.	Severability
19.	Time of Essence
20.	Notices
21.	Waivers
22.	No Right to Holdover
23.	Cumulative Remedies
24.	Independent Covenants
25.	Binding Effect; Choice of Law
26.	Subordination; Attornment
27.	Attorneys' Fees
28.	Landlord's Access; Showing Premises
29.	Signs
30.	Termination; Merger
31.	Consents
32.	Guarantor
33.	Quiet Possession
34.	Options
35.	Rules and Regulations
36.	Security Measures
37.	Reservations
38.	Authority
39.	Conflict
40.	Offer
41.	Amendments
42.	Multiple Parties
43.	Entry, Inspection and Closure
44.	Force Majeure
45.	Drafting
46.	Counterparts
47.	Entire Agreement
48.	Waiver of Jury Trial
49.	Limitation of Actions Against Landlord
50.	Nondisclosure of Lease Terms
51.	Prior Drafts
52.	Changes Requested By Lender
53.	CASp Inspection Disclosure
54.	Energy Disclosure
55.	Miscellaneous
56.	Option to Extend Term
57.	Right of First Refusal
58.	Transportation System Management Plan

Exhibits

Exhibit A	Premises & Spin/Testing Pit Area
Exhibit A-1	Industrial Center
Exhibit B	Landlord Work Letter
Exhibit B-1	Preliminary Space Plan
Exhibit B-2	Standard Specifications
Exhibit B-3	Tenant Work Letter
Exhibit B-4	Power Upgrade Work Letter
Exhibit C	Broker Disclosures and Representations
Exhibit D	Move Out Standards
Exhibit E	Hazardous Substance List

BOMS Co 327 YC 7275METR	Page 2 of 41	Mar25

STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE--NET

Buzz Oates Management Services

1. Basic Provisions ("Basic Provisions").

1.1 Parties: This Lease ("Lease"), October 20, 2025, is made by and between PW Fund B Development, LLC, a California limited liability company ("Landlord") and Qnetic Corporation, a Delaware corporation ("Tenant"), (collectively the "Parties," or individually a "Party").

1.2(a) Premises: Suite 100A containing approximately 30,738 square feet of warehouse space, including approximately 2,864 square feet of improved space to be constructed by Landlord pursuant to the Landlord Work Letter attached hereto as Exhibit B, and all improvements therein or to be provided by Landlord under the terms of this Lease, which Suite is a portion of the "Building" containing approximately 145,180 square feet, commonly known by the street address of 7275 Metro Air Parkway, located in the City and County of Sacramento, State of California, with zip code 95835, as outlined on Exhibit A attached hereto. The Premises shall also include the "Spin/Testing Pit Area", as depicted on Exhibit A, including, but not limited to, the Security Containment Fencing (as that term is defined in the Tenant Work Letter attached hereto as Exhibit B-3). Notwithstanding anything to the contrary herein, the Spin/Testing Pit Area shall not be considered part of the Common Area, but shall be considered a part of the Premises and such Spin/Testing Pit Area shall be maintained, repaired and replaced (if necessary) by Tenant. In addition to Tenant's rights to use and occupy the Premises as hereinafter specified, Tenant shall have non-exclusive rights to the Common Areas (as defined in Paragraph 2.7 below) as hereinafter specified, but shall not have any rights to the roof, exterior walls or utility raceways of the Building, utility and equipment rooms, structures and/or buildings, or to any other buildings in the Industrial Center (as defined below).

1.2(b) Industrial Center: Collectively, the Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, as depicted on Exhibit A-1. (Also see Paragraph 2.)

1.2(c) Parking: Pro rata share of unreserved vehicle parking spaces associated with the Building, as depicted on Exhibit A ("Parking Spaces"). (Also see Paragraph 2.6.)

1.3 Term:

(a) Original Term: Five (5) years and three (3) months, commencing upon the date of Substantial Completion of the Landlord Work pursuant to the Landlord Work Letter attached hereto as Exhibit B (the "Commencement Date"), and ending on the date which is sixty-three (63) months after the Commencement Date ("Expiration Date"). Landlord currently anticipates that the Commencement Date will occur on the date that is one hundred twenty (120) days following issuance of the building permit for the Landlord Work (the "Target Commencement Date"). (Also see Paragraph 3.)

(b) Option(s) to Extend: See Paragraph 56 below.

1.4 Early Access. Subject to governmental approvals and receipt by Landlord of the amount set forth in Paragraph 1.6(a) and 1.7 below, together with proof of insurance required pursuant to Paragraph 8 below, Landlord shall give Tenant (and its employees, agents and contractors) reasonable access to the Premises ("Early Access"), for the limited purpose of (i) performing the Tenant Work as that term is defined in the Tenant Work Letter attached hereto as Exhibit B-2 and (ii) initial setup and fixturization of the Premises, including, but not limited to, the installation of Tenant's furniture, fixtures and equipment, telephone and data cabling (the "Tenant's Early Access Work"). Subject to governmental approvals, Landlord shall use reasonable efforts to commence Early Access sixty (60) days prior to the Commencement Date and such Early Access shall cease upon the Commencement Date established pursuant to Paragraphs 1.3(a) and 3.3 of this Lease (the "Early Access Period"). Notwithstanding anything to the contrary herein, Tenant hereby acknowledges and agrees that in no event shall Tenant commence any operations within the Premises during the Early Access Period. The Tenant Work shall be performed pursuant to the terms and conditions set forth in the Tenant Work Letter and the Tenant's Early Access Work shall be performed by Tenant, or a Landlord approved contractor, at Tenant's sole cost and expense, pursuant to the terms and conditions set forth in Paragraph 7.3 below. Such Early Access shall be subject to the following conditions:

(a) During the Early Access Period the obligation to pay Base Rent and Tenant's Share of Common Area Operating Expenses shall be abated. All other terms of this Lease, however, (including but not limited to the obligation to carry the insurance required by Paragraph 8) shall be in effect during the Early Access Period. Such Early Access Period shall not affect nor advance the Expiration Date of the Original Term. Notwithstanding the foregoing or anything to the contrary elsewhere within this Lease, Tenant hereby acknowledges and agrees that should Tenant commence operations in the Premises during the Early Access Period, Tenant shall be obligated to pay Base Rent and Tenant's Share of Common Area Operating Expenses commencing as of the date such operations commenced in the Premises.

(b) Any Early Access shall be subject to reasonable prior written notice and scheduled in Landlord's reasonable discretion. Tenant shall coordinate any Early Access requests with Jason Law, Landlord's asset manager, at (916) 379-3800.

(c) During any Early Access to the Premises, Tenant shall not interfere with, hinder or delay Landlord's contractor in the performance and completion of the Landlord Work. Tenant shall cooperate with Landlord and Landlord's contractors and agents, so as not to unreasonably hinder, delay or otherwise interfere with the progress of the Landlord Work, including but not limited to, the removal and/or relocation of Tenant and its employees, agents and contractors, as may be reasonably necessary in order to facilitate completion of the Landlord Work. Further, Tenant shall not perform any portions of the Tenant Work and Early Access Work, such as the installation of racking within the warehouse area, to the extent same would interfere with, hinder or delay the Landlord Work. Any such interference, hindrance or delay resulting from any Early Access shall be deemed a Tenant Delay.

(d) Tenant specifically acknowledges that, until Landlord has completed the Landlord Work within the areas of the Premises in which the Office Improvements and the Demising Work are being performed (the "Landlord's Construction Area"), Tenant shall not be provided any Early Access to the Landlord's Construction Area.

(d) Any Early Access shall be at Tenant's sole risk and Tenant shall bear all risk of loss with regard to any personal property, equipment or other materials or improvements located by Tenant in the Premises, including, but not limited to, the Tenant Work and/or Tenant's Early Access Work. Tenant acknowledges that Landlord, its contractors, subcontractors, and agents have no obligation to secure the Premises or safeguard Tenant's personal property, including, but not limited to, the Tenant Work and/or Tenant's Early Access Work.

(e) Tenant acknowledges that Landlord's agreement to provide Tenant with Early Access of the Premises (excluding the Landlord's Construction Area) during Landlord's completion of the Landlord Work is an accommodation for Tenant.

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Notwithstanding anything to the contrary hereinabove or elsewhere within this Lease, Tenant hereby acknowledges and agrees that in the event governmental authorities will not permit Early Access to the Premises by Tenant prior to Substantial Completion of the Landlord Work such Early Access shall not be provided to Tenant and this Paragraph 1.4 shall be deemed null and void and of no further force and effect.

1.5 Base Rent: Subject to proration and the other terms of Paragraph 4.1 below, the Base Rent set forth in the schedule below is payable on the first day of each month commencing on the Commencement Date.

Months 1 - 2	$0.00 per month
Months 3 - 4	$14,984.78 per month
Months 5 - 15	$29,969.55 per month
Months 16 - 27	$31,018.48 per month
Months 28 - 39	$32,104.13 per month
Months 40 - 51	$33,227.78 per month
Months 52 - 63	$34,390.75 per month

[The rent figures quoted herein are based on the improvements to be constructed by Landlord pursuant to Exhibit B (if any) and resulting plans submitted to the local building department. If the building department requires changes or additions to the plans for any reason, the rent shall be adjusted to reflect any additional cost for such changes or additions.]

1.6(a) Base Rent Due Upon Execution: $29,969.55 as Base Rent for the first two (2) months that Base Rent is due.

1.6(b) Payment of Rent:

To Account:	PW Fund B Development, LLC
555 Capitol Mall, Suite 900
Sacramento, CA 95814
Acct #: 158300269574

Bank Information:	US Bank
ABA Routing: 122235821

Reference:	Qnetic & 7275 Metro

1.6(c)Tenant's Share of Common Area Operating Expenses: Twenty-one point seventeen percent (21.17%) ("Tenant's Share") as determined by prorata square footage of the Premises as compared to the total square footage of the Building, unless a different criteria is specifically set forth in this Lease.

1.7 Security Deposit: $68,781.50 ("Security Deposit") which is subject to increase to include any costs for Removal and Restoration Work (as that term is defined in Paragraph 5 below). (Also see Paragraph 5.)

1.8 Permitted Use: Testing of Flywheel Energy Storage Systems (the "FESS") within the Spin/Testing Pit (as that term is defined in Exhibit B-3), distribution of electricity back to the grid, assembly, storage and distribution of energy storage products and components ("Initial Primary Use"), and, subject to (i) Landlord receiving written notification of any Potential Additional Use (as that term is defined hereinbelow) at least sixty (60) days prior to the implementation of any such Potential Additional Use; (ii) Landlord's receipt of all relevant documentation requested by Landlord with respect to such Potential Additional Use within ten (10) days following Landlord's request for same; (iii) any applicable conditions and/or restrictions in this Lease, Applicable Laws and Applicable Requirements; (iv) if required, Tenant obtaining, providing and maintaining Pollution Insurance Coverage pursuant to Paragraph 8.9 below; and (v) Tenant not then being in Default under this Lease: (a) assembly, build, testing, storage and distribution of components, raw materials, or machinery relating to energy storage, or complete energy storage systems, including but not limited to mechanical, electro-mechanical and flywheel based systems; (b) build of rotors for energy storage systems or products using carbon fiber or other materials; and (c) storage and distribution of mechanical components, raw materials associated with mechanical energy storage products and components (individually and collectively a "Potential Additional Use"), together with administrative office use and related ancillary uses associated with the Initial Primary Use and, if applicable, Potential Additional Use; provided however, in all respects excluding any use which is prohibited under Paragraph 6.1 below. Initial Primary Use and Potential Additional Use are collectively referred to herein as the "Permitted Use". (Also see Paragraph 6.)

1.9 Insuring Party: Landlord is the "Insuring Party". (Also see Paragraph 8.)

1.10(a) Real Estate Brokers: The following real estate broker(s) (collectively, the "Brokers") and brokerage relationships exist in this transaction and are consented to by the Parties:

Colliers International CA, Inc., and Buzz Oates Real Estate represent Landlord exclusively ("Landlord's Broker"); Kidder Mathews of California, Inc., represents Tenant exclusively ("Tenant's Broker"). (Also see Paragraph 15.)

1.10(b) Payment to Brokers: Landlord shall pay to said Broker(s) jointly, or in such separate shares as they may mutually designate in writing, a fee as set forth in a separate written agreement between Landlord and said Broker(s).

1.10(c) Broker Disclosures and Representations: Tenant acknowledges receipt of the Broker Disclosures and Representations attached hereto as Exhibit C and made a part hereof. Landlord and Tenant acknowledge and agree that the provisions of the Broker Disclosures and Representations shall not modify or amend Landlord's and Tenant's rights and obligations under this Lease, nor create any rights or obligations for the Brokers.

1.11 Guarantor: The obligations of the Tenant under this Lease are to be guaranteed by None / Not Applicable ("Guarantor"). (Also see Paragraph 32.)

1.12 Exhibits: Attached hereto are Exhibits A through D, all of which constitute a part of this Lease.

2. Premises, Parking and Common Areas.

2.1 Letting. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the Term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of square footage set forth in this Lease, or that may have been used in calculating rental and/or Common Area Operating Expenses, is an approximation which Landlord and Tenant agree is reasonable and the rental and Tenant's Share (as defined in Paragraph 1.6(c)) based thereon is not subject to revision whether or not the actual square footage is more or less.

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2.2 Condition. Landlord shall deliver the Premises to Tenant broom clean and free of debris on the Commencement Date and warrants to Tenant that the existing plumbing, electrical systems, fire sprinkler system, lighting, heating, ventilating and air conditioning ("HVAC") systems and loading doors, if any, and any other base building systems in the Premises, other than those constructed by Tenant, shall be in good operating condition on the Commencement Date, and that the structural elements of the roof, bearing walls and foundation of the Premises shall be free of material defects. If a non-compliance with said warranty exists as of the Commencement Date, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, rectify same at Landlord's expense. If Tenant does not give Landlord written notice of a non-compliance with this warranty within thirty (30) days (or ninety (90) days as to the HVAC systems) after the Commencement Date, correction of that non-compliance shall be the obligation of Tenant at Tenant's sole cost and expense. Notwithstanding anything in this Paragraph 2.2 to the contrary, Landlord does not warrant the fitness of the floor slab in the Premises for applying floor sealer, or otherwise for any specific floor requirements of Tenant. (For example, soil conditions may cause moisture to be present under the concrete slab or migrate through the slab, which may affect the sealer's performance.) Landlord shall have no liability for the failure of any sealant or other product applied to the floor slab.

2.3 Compliance with Covenants, Restrictions and Building Codes. Landlord warrants to Tenant that Landlord has no knowledge of any claim having been made by any governmental agency that a violation or violations of any applicable covenants or restrictions of record, applicable building codes, regulations, or ordinances exist with regard to the Premises as of the Commencement Date. Further, Landlord warrants to Tenant that the improvements constructed or installed by Landlord or with Landlord's consent or at Landlord's direction within the Premises comply with the Applicable Laws that were in effect at the time that each such improvement was constructed or installed. Said warranties shall not apply to any Alterations or Utility Installations (defined in Paragraph 7.3(a)) made or to be made by Tenant. If the Premises do not comply with said warranties, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant given within six (6) months following the Commencement Date and setting forth with specificity the nature and extent of such non-compliance, take such action, at Landlord's expense, as may be reasonable or appropriate to rectify the non-compliance. Landlord makes no warranty that the Permitted Use in Paragraph 1.8 is permitted for the Premises under Applicable Laws (as defined in Paragraph 2.4). If any governmental authority should require any additional improvements, permits or approvals, under the Americans with Disabilities Act of 1990 or otherwise, due to Tenant-Caused Compliance, such improvements or changes to the Premises shall be made at Tenant's sole expense. "Tenant-Caused Compliance" shall mean any improvements, alterations or other work to the Premises necessary to comply with Applicable Laws insofar as they pertain to or are triggered by (i) Tenant's particular use or any change in Tenant's use of the Premises; (ii) any Alterations and/or Utility Installations performed by or for Tenant; or (iii) Title I of the Americans with Disabilities Act and other legal requirements triggered by the disabilities of Tenant's employees. If any governmental authority should require additional improvements, permits or approvals under The Americans With Disabilities Act of 1990 to the Common Areas, which apply in general to industrial buildings of the type owned by Landlord, such improvements or changes shall be made by Landlord (but only to the extent such improvements or changes are not precipitated by Tenant-Caused Compliance) and the cost thereof shall be amortized over its useful life and included as a Common Area Operating Expense.

2.4 Acknowledgements. Tenant hereby acknowledges: (a) that it has been advised by the Broker(s) to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical and fire sprinkler systems, security, environmental aspects, seismic and earthquake requirements), and compliance of the Premises with the Americans with Disabilities Act and applicable zoning, municipal, county, state and federal laws, ordinances and regulations and any covenants or restrictions of record (collectively, "Applicable Laws"), and the present and future suitability of the Premises for Tenant's intended use; (b) that Tenant has made such investigation as it deems necessary with reference to such matters, is satisfied with reference thereto, and assumes all responsibility therefore as the same relate to Tenant's occupancy of the Premises and/or the terms of this Lease; and (c) that neither Landlord, nor any of Landlord's agents, has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease.

2.5 Tenant as Prior Owner/Occupant. The warranties made by Landlord in this Paragraph 2 shall be of no force or effect if immediately prior to the date set forth in Paragraph 1.1 Tenant was the owner or occupant of the Premises. In such event, Tenant shall, at Tenant's sole cost and expense, correct any non-compliance of the Premises with said warranties.

2.6 Vehicle Parking; Prohibition of Outside Storage. Tenant shall be entitled to use the number of Parking Spaces specified in Paragraph 1.2(c) on those portions of the Common Areas designated from time to time by Landlord for parking. Tenant shall not use more parking spaces than said number. Said parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles or pick-up trucks, herein called "Permitted Size Vehicles." Vehicles other than Permitted Size Vehicles shall be parked and loaded or unloaded as directed by Landlord in the Rules and Regulations (as defined in Paragraph 35) issued by Landlord. (Also see Paragraph 2.9.)

(a) Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.

(b) If Tenant permits or allows any of the prohibited activities described in this Paragraph 2.6, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

(c) Outside storage is strictly prohibited in the Common Areas. Parking areas, loading zones, and vacant property adjoining the Premises (together with any areas of the Industrial Center in which Tenant's employees, agents, or invitees park vehicles or otherwise congregate) are to be kept vacant and clean by Tenant. Landlord shall give Tenant seventy-two (72) hours written notice of the need to clean up or remedy any condition which may originate during the Term. In the event Tenant violates this provision and such violation continues for three (3) days after written notice to Tenant (or at any time with or without notice, if such failures endanger public health or safety), Landlord may remediate the condition and charge Tenant the cost thereof. Tenant shall not display or sell merchandise or allow carts, tables, portable signs, devices, or any other objects to be stored, displayed or to remain outside the defined exterior walls, roof or permanent doorways of the Premises, or in Building hallways, parking areas or sidewalks.

2.7 Common Areas - Definition. The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center and interior utility raceways within the Premises that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Industrial Center and their respective employees, suppliers, shippers, customers, contractors and invitees, including, but not limited to, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas.

2.8 Common Areas - Tenant's Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Industrial Center. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord's designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur, then Landlord shall have the right, without notice and in addition to such other rights and remedies that it may have, to remove the property and charge the cost of such removal to Tenant, which cost shall be immediately payable upon demand as additional rent.

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2.9 Common Areas - Rules and Regulations. Landlord or such other person(s) as Landlord may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable, non-discriminatory Rules and Regulations with respect thereto in accordance with Paragraph 35. Tenant agrees to abide by and conform to all such Rules and Regulations, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Landlord shall not be responsible to Tenant for the non-compliance with said Rules and Regulations by other tenants of the Industrial Center.

2.10 Common Areas - Changes. Landlord shall have the right, in Landlord's sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas;

(d) To add additional buildings and improvements to the Common Areas;

(e) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Industrial Center, or any portion thereof; and

(f) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Industrial Center as Landlord may, in its sole discretion, deem to be appropriate.

3. Term.

3.1 Generally. Subject to the terms of Paragraph 3.3 below, the Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3. The Original Term and any extension thereof (if any) shall be referred to herein as the "Term."

3.2 Intentionally Deleted.

3.3 Delay In Possession; Landlord's Work. Landlord is required to Substantially Complete (as defined below) work pursuant to the terms of the Landlord Work Letter, attached hereto as Exhibit B (the "Landlord Work") prior to the Commencement Date. The Target Commencement Date is the date by which Landlord will use reasonable efforts to Substantially Complete the Landlord Work. The Commencement Date shall be (a) the date on which the Landlord Work is Substantially Complete (as defined below); or (b) any earlier date upon which Tenant, with Landlord's written permission, actually occupies and conducts business in any portion of the Premises. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement. The Landlord Work shall be deemed to be "Substantially Complete" on the date that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant's use of the Premises. However, if Landlord is delayed in the performance of the Landlord Work as a result of any Tenant Delay(s) (defined below), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. "Tenant Delay" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including, without limitation: (1) Tenant's failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (2) Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; (3) changes requested or made by Tenant to previously approved plans and specifications; (4) performance of work in the Premises by Tenant or Tenant's contractor(s) during the performance of the Landlord Work; or (5) if the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant's contractor(s) in the completion of such work; or (6) delays occasioned by Tenant's failure to obtain a racking or high pile storage permit. If for any reason Landlord cannot deliver possession of the Premises to Tenant by the Target Commencement Date, and such delivery delay is not due to a Tenant Delay and/or a force majeure event, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease, or the obligations of Tenant hereunder, or extend the Term, but in such case, Tenant shall not, except as otherwise provided herein, be obligated to pay rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Premises to Tenant. If possession of the Premises is not delivered to Tenant within ninety (90) days after the Target Commencement Date, and such delivery delay is not due to a Tenant Delay, Tenant may, at its option, by notice in writing to Landlord within ten (10) days after the end of said ninety (90) day period, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder; provided further, however, that if such written notice of Tenant is not received by Landlord within said ten (10) day period, Tenant's right to cancel this Lease hereunder shall terminate and be of no further force or effect. Except as may be otherwise provided, and regardless of when the Original Term actually commences, if possession is not tendered to Tenant when required by this Lease and Tenant does not terminate this Lease, as aforesaid, the period free of the obligation to pay Base Rent, if any, that Tenant would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to the period during which the Tenant would have otherwise enjoyed under the terms hereof, but minus any days of delay caused by the acts, changes or omissions of Tenant.

4. Rent.

4.1 Base Rent. Tenant shall pay Base Rent and other rent or charges, as the same may be adjusted from time to time pursuant to the Lease, to Landlord in lawful money of the United States, without demand, offset or deduction, on or before the day on which it is due under the terms of this Lease. Base Rent and all other rent and charges for any period during the term hereof which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Payment of Base Rent and other charges to be made by Tenant to Landlord (or to such other persons or at such addresses as Landlord may from time to time designate in writing to Tenant) shall be made by Electronic Fund Transfer ("EFT") or Automated Clearing House ("ACH") in accordance with the information provided in Paragraph 1.6(b) above.

4.2 Common Area Operating Expenses. Tenant shall pay to Landlord during the Term, in addition to the Base Rent, Tenant's Share (as specified in Paragraph 1.6(c)) of all Common Area Operating Expenses, as hereinafter defined, during each calendar year of the term of this Lease, in accordance with the following provisions:

(a) "Common Area Operating Expenses" are defined, for purposes of this Lease, as all costs incurred by Landlord relating to the ownership, operation, maintenance and management of the Industrial Center, including, but not limited to, the following:

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(i) The operation, repair and maintenance, (including replacement as needed), in neat, clean, good order and condition, of the following:

(aa) The Common Areas, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, monument signs, Common Area lighting facilities, fences and gates, elevators, roof and exterior building painting.

(bb) Exterior signs and any tenant directories.

(cc) Fire detection and sprinkler systems.

(ii) The cost of water, gas, electricity and telephone to service the Common Areas.

(iii) Trash disposal, property management fee equal to three (3%) of the gross rental revenue received by Landlord at the Industrial Center, and security services and the costs of any environmental inspections.

(iv) Reserves set aside for maintenance and repair of Common Areas.

(v) Real Property Taxes (as defined in Paragraph 10.2) to be paid by Landlord for the Building and the Common Areas under Paragraph 10 hereof.

(vi) The cost of the premiums for the insurance policies maintained by Landlord under Paragraph 8 hereof.

(vii) Any deductible portion of an insured loss concerning the Building or the Common Areas.

(viii) Any other services to be provided by Landlord that are stated elsewhere in this Lease to be a Common Area Operating Expense.

(ix) Costs or expenses imposed upon the Landlord for the Industrial Center pursuant to any reciprocal easement agreement or similar agreement, including, but not limited to, the Access Easement Agreement recorded May 26, 2023 and Storm Drain Easement Agreement recorded September 19, 2023, and/or common or shared maintenance or management or use of any other property for the benefit of the Industrial Center, including, but not limited to, any fire pump facilities, water and storm drain facilities, driveways and drive aisles.

(x) Common Area Operating Expenses shall not include (aa) costs of special services rendered to individual tenants (including Tenant) for which a special charge is made; (bb) interest and principal payments on loans or indebtedness secured by the Building; (cc) costs of leasehold improvements for Tenant or other tenants of the Building; (dd) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants, and costs for which Landlord is reimbursed by other tenants of the Building other than through payment of tenants' shares of increases in Common Area Operating Expenses and Real Property Taxes; (ee) leasing commissions, attorneys' fees and other expenses incurred in connection with leasing space in the Building or enforcing such leases; (ff) costs, fines or penalties incurred due to Landlord's violation of any Applicable Laws; (gg) advertising and promotional expenses, (hh) nonrecurring costs incurred to remedy structural defects in the original construction of the Building; and (ii) repairs or other work needed due to fire, windstorms, or other casualty or cause actually insured against by Landlord or to the extent the Landlord's insurance required under Subparagraph 8.3(a) would have provided coverage, whichever is greater.

(b) Any Common Area Operating Expenses and Real Property Taxes that are specifically attributable to the Building or to any other building in the Industrial Center or to the operation, repair and maintenance thereof, shall be allocated entirely to the Building or to such other building. However, any Common Area Operating Expenses and Real Property Taxes that are not specifically attributable to the Building or to any other building or to the operation, repair and maintenance thereof, shall be equitably allocated by Landlord to all buildings in the Industrial Center.

(c) The inclusion of the improvements, facilities and services set forth in Subparagraph 4.2(a) shall not be deemed to impose an obligation upon Landlord to either have said improvements or facilities or to provide those services unless the Industrial Center already has the same, Landlord already provides the services, or Landlord has agreed elsewhere in this Lease to provide the same or some of them.

(d) Tenant's Share of Common Area Operating Expenses shall be payable by Tenant within ten (10) days after a reasonably detailed statement of actual expenses is presented to Tenant by Landlord. At Landlord's option, however, an amount may be estimated by Landlord from time to time of Tenant's Share of annual Common Area Operating Expenses and the same shall be payable monthly or quarterly, as Landlord shall designate, during each 12-month period of the Term, on the same day as the Base Rent is due hereunder. Landlord shall deliver to Tenant within ninety (90) days after the expiration of each calendar year, or as soon as practical thereafter, a reasonably detailed statement (the "Statement") showing Tenant's Share of the actual Common Area Operating Expenses incurred during the preceding year. If Tenant's payments under this Paragraph 4.2(d) during said preceding year exceed Tenant's Share as indicated on said Statement, Landlord shall credit the amount of such overpayment against Tenant's Share of Common Area Operating Expenses next coming due. If Tenant's payments under this Paragraph 4.2(d) during said preceding year were less than Tenant's Share as indicated on said Statement, Tenant shall pay to Landlord the amount of the deficiency within ten (10) days after delivery by Landlord to Tenant of said Statement.

(e) Unless Tenant raises any objections to the Statement within ninety (90) days after receipt of the same, such Statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such Statement or any item therein or the computation of Tenant's Share of Common Area Operating Expenses based thereon. If Tenant disputes the Tenant's Share of Common Area Operating Expenses as stated in the Statement, Tenant may, at Tenant's own cost and expense, designate, within ninety (90) days after receipt of that Statement, an independent certified public accountant to inspect Landlord's records. Tenant is not entitled to request that inspection, however, if Tenant is then in Breach under this Lease. The accountant must not charge a fee based on the amount of Tenant's Share of Common Area Operating Expenses that the accountant is able to save Tenant by the inspection. Tenant must give reasonable notice to Landlord of the request for inspection, and the inspection must be conducted in Landlord's offices at a reasonable time or times. If, after that inspection, Tenant still disputes Tenant's Share of Common Area Operating Expenses, a certification of the proper amount shall be made, at Tenant's expense, by an independent certified public accountant acceptable by both Landlord and Tenant. That certification shall be final and conclusive. Any objection of Tenant to the Statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on the Statement, nor shall any failure of Landlord to deliver the Statement in a timely manner relieve Tenant of Tenant's obligation to pay any amounts due Landlord based on the Statement.

4.3 Rent Defined. All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be rent.

4.4 No "Key Money." Tenant agrees that Tenant's obligation to pay all sums owing under this Lease (including, without limitation, any sum payable prior to the Commencement Date, such as Base Rent paid upon execution pursuant to Subparagraph 1.6(a), or any Security Deposit under Paragraph 1.7, or any sum payable thereafter, such as Base Rent under Paragraph 1.5, Tenant's Share of Common Area Operating Expenses under Subparagraph 4.2(d), or Landlord's costs and expenses incurred in connection with any proposed assignment or subletting pursuant to Subparagraph 12.2(e)) are clearly stated and are not violative of California Civil Code section 1950.8, and Tenant hereby waives the benefit of California Civil Code section 1950.8 and any similar or successor statute, judicial decision or other law that would allow Tenant to challenge Tenant's obligation to pay such sums on the basis that such sums constitute "key money" or other unlawful payments to Landlord.

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4.5 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any ground lease, mortgage or deed of trust covering the Premises. Accordingly, if any installment of rent or other sum due from Tenant shall not be received by Landlord or Landlord's designee within ten (10) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to eight percent (8%) of such overdue amount. Tenant shall be notified of any such imposition of a late charge by its inclusion on Tenant's account statement. The Parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant (other than interest and attorneys' fees and costs). Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's Default or Breach with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then notwithstanding Paragraph 4.1 or any other provision of this Lease to the contrary, Base Rent shall, at Landlord's option, become due and payable quarterly in advance.

4.6 Interest on Past-Due Obligations. Any monetary payment due Landlord hereunder, other than late charges, not received by Landlord within ten (10) days following the date on which it was due, shall bear interest from the date due at the prime rate charged by Bank of America, plus two percent (2%) per annum, but not exceeding the maximum rate allowed by law, in addition to the potential late charge provided for in Paragraph 4.5. Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant's Default or Breach with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

5. Security Deposit; Restoration Deposit; Power Upgrade Deposit.

(a) Security Deposit. Tenant shall deposit with Landlord upon execution hereof the Security Deposit set forth in Paragraph 1.7 of the Basic Provisions as security for Tenant's faithful performance of Tenant's obligations hereunder. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of said Security Deposit for the payment of any rent or other charge in default for the payment of any other sum to which Landlord may become obligated by reason of Tenant's Default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said Security Deposit, Tenant shall within ten (10) days after written demand therefore deposit cash with Landlord in an amount sufficient to restore said Security Deposit to the full amount then required of Tenant. If Tenant performs all of Tenant's obligations hereunder, said Security Deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) at the expiration of the Term or earlier termination thereof and after Tenant has vacated the Premises. If Tenant is not in default at the expiration of the Term or earlier termination thereof, Landlord shall, within sixty (60) days after the expiration of the Term or earlier termination thereof and after Tenant has vacated the Premises, return to Tenant the Security Deposit or the balance thereof then held by Landlord and not applied as provided above.

(b) Restoration Deposit. Prior to Tenant's commencement of construction and/or installation of the Spin/Testing Pit Improvements and/or the Crane Work (as those terms are defined in the Tenant Work Letter), Tenant shall deposit with Landlord the amount determined by Landlord as the costs associated with removal and restoration associated with same (the "Restoration Deposit"). If, upon the expiration or earlier termination of this Lease, Tenant fails to remove the Spin/Testing Pit Improvement, the Crane Work and/or any other Alterations and/or Utility Improvements or Trade Fixtures (collectively referred to herein as "Tenant Specific Improvements"), as required pursuant to Paragraph 7.4 below, and restore the Premises to the condition existing prior to any such installation and/or construction ("Removal and Restoration Work"), Landlord may use, apply or retain all or any portion of the Restoration Deposit to fully reimburse Landlord for all costs and expenses incurred in connection with the Removal and Restoration and/or for the payment of any amount due to Landlord or any liability, expense, loss or damage which Landlord may suffer or incur under this Lease. If Tenant performs all of Tenant's obligations hereunder, including, but not limited to, the Removal and Restoration Work, the Restoration Deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) at the expiration of the Term or earlier termination thereof and after Tenant has vacated the Premises. If Tenant is not in default at the expiration of the Term or earlier termination thereof and all Removal and Restoration Work has been completed by Tenant, Landlord shall, within sixty (60) days after the expiration of the Term or earlier termination thereof and after Tenant has vacated the Premises, return to Tenant the Restoration Deposit or the balance thereof then held by Landlord and not applied as provided above.

(c) Power Upgrade Deposit. Prior to Tenant's commencement of Power Upgrade Work (as that term is defined in the Power Upgrade Work Letter), Tenant shall deposit with Landlord the amount determined, pursuant to the Power Upgrade Work Letter, as the Power Upgrade Costs (the "Power Upgrade Deposit"). If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the Power Upgrade Deposit for the payment of any rent or other charge in default for the payment of any other sum to which Landlord may become obligated by reason of Tenant's Default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Power Upgrade Deposit, Tenant shall within ten (10) days after written demand therefore deposit cash with Landlord in an amount sufficient to restore the Power Upgrade Deposit. If Tenant performs all of Tenant's obligations hereunder, the Power Upgrade Deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) at the expiration of the Term or earlier termination thereof and after Tenant has vacated the Premises. If Tenant is not in default at the expiration of the Term or earlier termination thereof, Landlord shall, within sixty (60) days after the expiration of the Term or earlier termination thereof and after Tenant has vacated the Premises, return to Tenant the Power Upgrade Deposit or the balance thereof then held by Landlord and not applied as provided above.

(d) Landlord shall not be required to keep the Security Deposit, Restoration Deposit and/or the Power Upgrade Deposit separate from its general accounts. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit, Restoration Deposit and/or Power Upgrade Deposit. Tenant waives the provisions of California Civil Code section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit (or similar deposit) only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises.

6. Use; Hazardous Substances; Applicable Requirements.

6.1 Permitted Use.

(a) Tenant shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.8, and for no other purpose. Tenant shall not use or permit the use of the Premises in a manner that is unlawful (under either federal, state or local law), creates waste or a nuisance, or that disturbs owners and/or occupants of, or causes damage to the Premises, the Building, the Industrial Center, or neighboring premises or properties. Notwithstanding anything to the contrary in this Lease, the Premises shall not be used for the cultivation, storage, distribution or sale of marijuana, or as a cash security or storage serving any marijuana dispensary or other business serving any marijuana dispensary in more than an insignificant manner. Further, Tenant shall not permit onsite vehicle fueling and/or washing and/or forklift maintenance, including, but not limited to forklift battery change outs, to occur at, upon or within the Premises and/or the Industrial Center. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Landlord's prior written consent. Notwithstanding anything to the contrary in this Lease, Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.

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(b) Landlord hereby agrees to not unreasonably withhold or delay its consent to any written request by Tenant, Tenant's assignees or subtenants, and by prospective assignees and subtenants of Tenant, its assignees and subtenants, for a modification of said Permitted Use, so long as the same will not impair the structural integrity of the improvements on the Premises or in the Building or the mechanical or electrical systems therein, does not conflict with uses by other tenants, is not significantly more burdensome to the Premises, the Building or the Industrial Center and the improvements thereon, does not violate the terms of Landlord's financing documents and agreements (if any), and is otherwise permissible pursuant to this Paragraph 6. If Landlord elects to withhold such consent, Landlord shall within five (5) business days after such request give a written notification of same, which notice shall include an explanation of Landlord's reasonable objections to the change in use.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term "Hazardous Substance" as used in this Lease shall mean any substance: (i) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including for example only the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or (ii) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant's sole cost and expense) with all Applicable Requirements (as defined in Paragraph 6.3). "Reportable Use" shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on or about the Premises of a Hazardous Substance with respect to which any Applicable Laws require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord's prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Use, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant's giving Landlord such additional assurances as Landlord, in its reasonable discretion deems necessary to protect itself, the public, the Premises, the Building, the Industrial Center and the environment against damage, contamination or injury and/or liability therefor, including but not limited to the installation (and, at Landlord's option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasement) and/or the deposit of an additional Security Deposit under Paragraph 5 hereof.

(b) Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, the Building or the Industrial Center, other than as previously consented to by Landlord, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Substance including but not limited to all such documents as may be involved in any Reportable Use involving the Premises. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Premises (including, without limitation, through the plumbing or sanitary sewer system), the Building and/or the Industrial Center.

(c) Tenant Indemnification. Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, lenders and ground lessor, if any, and the Premises, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Tenant or by anyone under Tenant's control. Tenant's obligations under this Paragraph 6.2(c) shall include, but not be limited to, the effects of any contamination or injury to any person, property or the environment created or suffered by Tenant, and the cost of investigation (including consultants' and attorneys' fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Landlord in writing at the time of such agreement.

(d) Landlord Indemnification. Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, liens, expenses, or losses, including without limitation reasonable attorneys' fees and costs, arising out of or involving any Hazardous Substances in, on, upon, under, over, from or about the Industrial Center or the Premises which was created, handled, placed, stored, used, transported or disposed of by Landlord, its agents, employees or contractors in violation of Applicable Requirements, excluding, however, any Hazardous Substances whose presence was caused by Tenant or anyone under Tenant's control. Landlord's obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

(e) Hazardous Substance Conditions. In the event of an occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6.2(a), in, on, or under the Premises (a "Hazardous Substance Condition"), unless Tenant is legally responsible therefore (in which case Tenant shall make the investigation and remediation thereof required by Applicable Requirements and this Lease shall continue in full force and effect, but subject to Landlord's rights under Paragraph 6.2(c) and Paragraph 13), Landlord may, at Landlord's option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Landlord's expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to investigate and remediate such condition exceeds twelve (12) times the then monthly Base Rent or $100,000 whichever is greater, give written notice to Tenant within thirty (30) days after receipt by Landlord of knowledge of the occurrence of such Hazardous Substance Condition of Landlord's desire to terminate this Lease as of the date sixty (60) days following the date of such notice. In the event Landlord elects to give such notice of Landlord's intention to terminate this Lease, Tenant shall have the right within ten (10) days after the receipt of such notice to give written notice to Landlord of Tenant's commitment to pay for the excess costs of (a) investigation and remediation of such Hazardous Substance Condition to the extent required by Applicable Requirements, over (b) an amount equal to twelve (12) times the then monthly Base Rent or $100,000, whichever is greater. Tenant shall provide Landlord with the funds required of Tenant or satisfactory assurance thereof within thirty (30) days following said commitment by Tenant. In such event this Lease shall continue in full force and effect, and Landlord shall proceed to make such investigation and remediation as soon as reasonably possible after the required funds are available. If Tenant does not give such notice and provide the required funds or assurance thereof within the time period specified above, this Lease shall terminate as of the date specified in Landlord's notice of termination.

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6.3 Tenant's Compliance with Applicable Requirements. Except as otherwise specifically stated and provided for in this Lease, Tenant shall, at Tenant's sole cost and expense, fully, diligently and in a timely manner, comply with all "Applicable Requirements," which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord's engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (i) industrial hygiene, (ii) environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, and (iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance, and (iv) the Americans with Disabilities Act of 1990 and all regulations issued thereunder) now in effect or which may hereafter come into effect. Tenant shall, within ten (10) days after receipt of Landlord's written request, provide Landlord with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Tenant's compliance with any Applicable Requirements specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance with Applicable Requirements. Landlord, Landlord's agents, employees, contractors and designated representatives, and the holders of any mortgages, deeds of trust or ground leases on the Premises ("Lenders") shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times during normal business hours following at least twenty-four hours' prior written notice (email shall be sufficient) to Tenant, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements (as defined in Paragraph 6.3), and Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant's activities, including but not limited to Tenant's installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting same, unless a Default or Breach of this Lease by Tenant or a violation of Applicable Requirements or a contamination, caused or materially contributed to by Tenant, is found to exist or to be imminent, or unless the inspection is requested or ordered by a governmental authority as the result of any such existing or imminent violation or contamination. In such case, Tenant shall upon request reimburse Landlord or the Lender, as the case may be, for the costs and expenses of such inspections.

7. Maintenance, Repairs, Utility Installations, Trade Fixtures and Alterations.

7.1 Tenant's Obligations.

(a) Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance with Covenants, Restrictions and Building Codes), 7.2 (Landlord's Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Tenant shall, at Tenant's sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition and repair (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements or the age of such portion of the Premises), including, without limiting the generality of the foregoing, in full compliance with the Applicable Laws, including but not limited to the Americans with Disabilities Act of 1990 and all regulations issued thereunder (but with respect to Americans with Disability Act compliance, only to the extent a Tenant-Caused Compliance, as that term is defined in Paragraph 2.3 above), all equipment or facilities exclusively serving the Premises, such as plumbing, heating, air conditioning, ventilating, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connections if within the Premises, fire extinguishers as required by Applicable Requirements, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights, but excluding any items which are the responsibility of Landlord pursuant to Paragraph 7.2 below. Tenant, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices. Tenant's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair.

(b) Tenant shall, at Tenant's sole cost and expense, procure and maintain a contract, with copies to Landlord, in customary form and substance for and with a contractor specializing and experienced in the inspection, maintenance and service of the heating, air conditioning and ventilation system for the Premises (such inspections and maintenance shall occur no less frequently than quarterly). However, Landlord reserves the right, upon notice to Tenant, to procure and maintain the contract for the heating, air conditioning and ventilating systems, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the cost thereof.

(c) Tenant shall, at Tenant's sole cost and expense, procure and maintain a contract, with copies to Landlord, for and with a contractor specializing and experienced in the inspection, maintenance and service of the dock levelers and roll up doors for the Premises (such inspections and maintenance shall occur no less frequently than annually).

(d) Tenant acknowledges that forklift trucks with hard rubber tires are designed for use on concrete surfaces and are intended for inside warehouse usage. The use of forklift trucks with hard rubber tires on asphalt surfaces can cause damage to the asphalt. In the event Tenant uses forklift trucks with hard rubber tires on asphalt surfaces and such asphalt is damaged as a result, Tenant shall, at its sole cost and expense, immediately repair such damage. If Tenant fails to repair such damage, Landlord may, in accordance with Paragraph 13.2 below, after ten (10) days' prior written notice to Tenant, perform such obligations on Tenant's behalf, and put the asphalt surface in good order, condition and repair.

(e) Tenant shall, at its sole cost and expense, maintain, repair and replace (as necessary) the Spin/Testing Pit Improvements (as that term is defined in the Tenant Work Letter). Further, Tenant shall have the obligation, at its sole cost and expense, to test the FESS and Spin/Testing Pit (as those terms are defined in the Tenant Work Letter) from time to time as may be required by Applicable Laws and Applicable Requirements and take all other actions necessary to comply with Applicable Laws and Applicable Requirement, including, but not limited, to obtaining, maintaining and complying with all permits relating to the installation and operation of the FESS and the Spin/Testing Pit Improvements. Upon Landlord's written request, Tenant shall provide Landlord with copies of all of Tenant's most recent maintenance records and permits relating to the FESS and Spin/Testing Pit. Tenant assumes all risk of damage to Spin/Testing Improvements located within Spin/Testing Pit Area and waives any claims in respect thereto against Landlord. Notwithstanding anything to the contrary elsewhere within this Lease, Tenant acknowledges and agrees that (i) Tenant's indemnification obligation set forth in Paragraphs 6.2(c) and 8.7 of this Lease shall apply with equal force and effect to the Spin/Testing Pit Improvements and the Spin/Testing Pit Area; (ii) Tenant's insurance obligations under Paragraph 8 of this Lease apply to the Spin/Testing Pit Improvements and Spin/Testing Pit Area; and (iii) Tenant's insurance requirements shall be subject to review and adjustment, as may be appropriate and prudent, to protect against any risks associated with Spin/Testing Pit Improvements and/or Spin/Testing Pit Area. Tenant shall not use the Spin/Testing Pit Area in violation of any Applicable Law, Applicable Requirements, certificate of occupancy, any recorded covenants, conditions or restrictions, or the Rules and Regulations. Landlord makes no representation or warranty as to the suitability or lawfulness of the Spin/Testing Pit Improvements and Spin/Testing Pit Area for the use contemplated by this Lease. Tenant shall take all steps necessary to minimize any adverse impact of its use of the Spin/Testing Pit Improvements and Spin/Testing Pit Area on the vehicular and pedestrian traffic in the Common Areas. Further, Tenant shall implement and/or install any mitigation methods or improvements as may be necessitated to ensure that Tenant's use the Spin/Testing Pit Improvements and Spin/Testing Pit Area does not in any manner interfere with the business or quiet enjoyment of other occupants of the Industrial Center.

(f) If Tenant fails to perform Tenant's obligations under this Paragraph 7.1, Landlord may, in accordance with Paragraph 13.2 below, enter upon the Premises after ten (10) days' prior written notice to Tenant (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Tenant's behalf, and put the Premises in good order, condition and repair.

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7.2 Landlord's Obligations. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance with Covenants, Restrictions and Building Code), 4.2 (Common Area Operating Expenses), 6 (Use), 7.1 (Tenant's Obligations), 9 (Damage or Destruction) and 14 (Condemnation), Landlord, subject to reimbursement pursuant to Paragraph 4.2, shall keep in good order, condition and repair the foundations, exterior walls, structural condition of interior bearing walls, exterior roof, fire sprinkler and/or standpipe and hose (if located in the Common Areas) or other automatic fire extinguishing system including fire alarm and/or smoke detection system and equipment, fire hydrants, parking lots, walkways, parkways, driveways, landscaping, fences, signs and utility systems serving the Common Areas and all parts thereof. Notwithstanding the foregoing, to the extent maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant's agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord the costs of such maintenance, repairs and replacements, which costs shall be payable within ten (10) days after receipt of written demand as additional rent. Landlord shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Landlord be obligated to maintain, repair or replace windows, doors or plate glass of the Premises. Tenant expressly waives the benefit of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Building, Industrial Center or Common Areas in good order, condition and repair. Notwithstanding any language to the contrary herein and without creating any duty for Landlord to undertake any specific work, in the event Landlord elects to repaint the walls, replace the floor covering, or do any other repair, maintenance, remodeling, or refurbishing work in the Premises for any reason, Tenant shall remove Tenant's personal property, including Tenant's furniture, cubicles, room dividers, modular office furniture, equipment, computers and all computer-related equipment, and Tenant's personnel from the Premises, at Tenant's sole cost and expense, so that Landlord may complete Landlord's work as quickly and smoothly as possible during normal business hours.

7.3 Utility Installations, Trade Fixtures, Alterations.

(a) Definitions; Consent Required. The term "Utility Installations" is used in this Lease to refer to all air lines, power panels, electrical distribution, security, fire protection systems, communications systems, lighting fixtures, heating, ventilating and air conditioning equipment, plumbing, and fencing in, on or about the Premises. The term "Trade Fixtures" shall mean Tenant's machinery and equipment which can be removed without doing material damage to the Premises. The term "Alterations" shall mean any modification of the improvements on the Premises which are provided by Landlord or Tenant under the terms of this Lease, other than Utility Installations or Trade Fixtures. "Tenant-Owned Alterations and/or Utility Installations" are defined as Alterations and/or Utility Installations made by Tenant that are not yet owned by Landlord pursuant to Paragraph 7.4(a). Tenant shall not make nor cause to be made any Alterations or Utility Installations in, on, under or about the Premises, including, without limitation, the Spin/Testing Improvements and the Spin/Testing Pit Area, without Landlord's prior written consent. Tenant may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without Landlord's consent but upon notice to Landlord, so long as (i) they are in full compliance with the Americans with Disabilities Act of 1990 and all regulations issued thereunder, (ii) they are not visible from the outside of the Premises, (iii) they do not involve puncturing, relocating or removing the roof or any existing walls, (iv) they do not change or interfere with the fire sprinkler or fire detection systems, (v) they do not otherwise involve the structure of the Building or the Building Systems and (vi) the cumulative cost thereof does not exceed $10,000.00 in any consecutive twelve (12) month period.

(b) Consent. Any Alterations or Utility Installations that Tenant shall desire to make and which require the consent of the Landlord shall be presented to Landlord in written form with detailed plans. All consents given by Landlord, whether by virtue of Paragraph 7.3(a) or by subsequent specific consent, shall be deemed conditioned upon: (i) Tenant's acquiring all applicable permits required by governmental authorities; (ii) the furnishing of copies of such permits together with a copy of the plans and specifications for the Alteration or Utility Installation to Landlord prior to commencement of the work thereon; and (iii) the compliance by Tenant with all conditions of said permits in a prompt and expeditious manner. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with Applicable Requirements. Tenant shall reimburse Landlord upon demand for any expenses reasonably incurred by Landlord in connection with any Alterations or Utility Installations made by Tenant, including reasonable fees charged by Landlord's contractors or consultants to review plans and specifications prepared by Tenant and to update the existing as-built plans and specifications of the Building to reflect the Alterations or Utility Installations. Any Alterations or Utility Installations by Tenant during the Term shall be done in a good and workmanlike manner, with good and sufficient materials, and be in compliance with all Applicable Requirements. Tenant shall promptly upon completion thereof furnish Landlord with as-built plans and specifications therefore. Landlord may (but without obligation to do so) condition its consent to any requested Alteration or Utility Installation that costs $2,500.00 or more upon Tenant's providing Landlord with a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alteration or Utility Installation.

(c) Lien Protection. Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises, the Building and/or the Industrial Center or any interest therein. Tenant shall give Landlord not less than ten (10) days' notice prior to the commencement of any work in, on, or about the Premises, and Landlord shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises. If any such lien attaches to the Premises, the Building and/or the Industrial Center or any interest therein, and Tenant does not cause the same to be released by payment, bonding or otherwise within twenty (20) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord in connection therewith shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the interest rate (provided for in Paragraph 4.6 - Interest on Past-Due Obligations). If Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one and one-half times the amount of such contested lien claim or demand, indemnifying Landlord against liability for the same, as required by law for the holding of the Premises, the Building and/or the Industrial Center or any interest therein, free from the effect of such lien or claim. In addition, Landlord may require Tenant to pay Landlord's attorneys' fees and costs in participating in such action if Landlord shall decide it is in its best interest to do so.

7.4 Ownership, Removal, Surrender, and Restoration.

(a) Ownership. Subject to Landlord's right to require their removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made to the Premises by Tenant shall be the property of and owned by Tenant, but considered a part of the Premises. Landlord may at any time elect in writing to be the owner of all or any specified part of the Tenant-Owned Alterations and Utility Installations. All Tenant-Owned Alterations and Utility Installations shall, at the expiration or earlier termination of this Lease, become the property of Landlord and remain upon the Premises and be surrendered with the Premises by Tenant, unless Landlord exercises its right to require removal as set forth in the following subparagraph.

(b) Removal. Landlord may require that any or all Tenant-Owned Alterations or Utility Installations be removed by the expiration or earlier termination of this Lease, notwithstanding that their installation may have been consented to by Landlord; provided that Landlord shall (i) at the time it approves such Alterations and/or Utility Installations or (ii) within five (5) business days of receiving a notice from Tenant ("Alterations Notice") with respect to Alterations and/or Utility Installations which do not require Landlord's consent pursuant to Paragraph 7.3(a) above, as the case may be, identify such portion of the Alterations and/or Utility Installations, if any, that Landlord will require Tenant to remove at the expiration or earlier termination of this Lease. Landlord may require the removal, at any time during the Lease Term or upon the expiration or earlier termination of the Lease, of all or any part of any Alterations and/or Utility Installations made without the required consent of Landlord or upon the expiration or earlier termination of the Lease of all or any part of any Alterations and/or Utility Installations not requiring Landlord consent and for which an Alterations Notice was not given by Tenant to Landlord pursuant to this Paragraph. Notwithstanding anything herein to the contrary, Tenant hereby acknowledges and agrees that, at the expiration or earlier termination of the Lease, Tenant shall perform the Removal and Restoration Work (as that term is defined in Paragraph 5(b) above).

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(c) Surrender/Restoration. Tenant shall surrender the Premises by the end of the last day of the Term or any earlier termination date, clean and free of debris and in good operating order, condition and state of repair, ordinary wear and tear excepted. Ordinary wear and tear shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under this Lease. Except as otherwise agreed or specified herein, the Premises, as surrendered, shall include the Alterations and Utility Installations. Tenant shall repair any damage occasioned by the installation, maintenance or removal of the Trade Fixtures, furnishings, equipment, personal property, and Tenant-Owned Alterations and Utility Installations, as well as the removal of any storage tank installed by or for Tenant, and the removal, replacement, or remediation of any soil, material or ground water contaminated by Tenant, all as may then be required by Applicable Requirements and/or good practice. The Trade Fixtures shall remain the property of Tenant and shall be removed by Tenant subject to its obligation to repair and restore the Premises per this Lease. If any removal required under this Paragraph 7.4 is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and for the rental value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord's notice shall be transferred to and vest in Landlord). Tenant waives all claims against Landlord for any damage or loss to Tenant resulting from Landlord's removal, storage, retention, or disposition of any such property.

(d) Removal of Electrical and Telecommunications Wires. Notwithstanding anything in this Paragraph 7.4 to the contrary, prior to the expiration or sooner termination of this Lease, Tenant shall remove any or all wires, cables, and similar installations appurtenant thereto ("Wires") installed by Tenant and restore the Premises or the Building, as the case may be, to their condition existing prior to the installation of the Wires ("Wire Restoration Work"). Tenant shall comply with all applicable laws with respect to the Wires. If Tenant fails to perform the Wire Restoration Work, Landlord may perform the Wire Restoration Work at Tenant's sole cost and expense. Tenant shall reimburse Landlord, upon written demand, for the reasonable cost thereof. Notwithstanding anything to the contrary in Paragraph 5, Landlord may retain Tenant's Security Deposit, Restoration Deposit and/or Power Upgrade Deposit, after the expiration or sooner termination of this Lease until Tenant has reimbursed Landlord all costs of the Wire Restoration Work. In the event that Tenant fails or refuses to pay all costs of the Wire Restoration Work within thirty (30) days of Tenant's receipt of Landlord's notice requesting Tenant's reimbursement for or payment of such costs or otherwise fails to comply with the provisions of this Subparagraph 7.4(d), Landlord may apply all or any portion of Tenant's Security Deposit, Restoration Deposit and/or Power Upgrade Deposit, toward the payment of any costs or expenses relative to the Wire Restoration Work or Tenant's obligations under this Subparagraph 7.4(d). The retention or application of such Security Deposit, Restoration Deposit and/or Power Upgrade Deposit, by Landlord pursuant to this Subparagraph 7.4(d) does not constitute a limitation on or waiver of Landlord's right to seek further remedy under law or equity. The provisions of this Subparagraph 7.4(d) shall survive the expiration or sooner termination of this Lease.

(e) Fire System Modifications/Maintenance. Notwithstanding anything to the contrary contained in this Lease, under no circumstances shall Tenant, its employees, agents or contractors work on, disable, shut down, tamper with, reposition, relocate, reconfigure, alter, modify, repair, or otherwise affect, in any way, the existing automatic fire extinguishing system, including fire alarm and/or smoke detection systems and equipment or any component thereof (the "Fire Systems"). In the event that Tenant intends to engage in any work at the Premises which will affect the Fire Systems in any way, then Tenant shall notify Landlord in writing prior to performing such work. Tenant shall not proceed with such work unless and until Tenant receives written consent from Landlord or its property manager that such work may proceed. Landlord may condition its consent on the use of a contractor of Landlord's selection, in Landlord's absolute discretion, for that portion of the work which involves the Fire Systems.

8. Insurance; Indemnity.

8.1 Payment of Premiums. The cost of the premium for the insurance policies maintained by Landlord under this Paragraph 8 shall be a Common Area Operating Expense pursuant to Paragraph 4.2 hereof. Premiums for policy periods commencing prior to, or extending beyond, the Term shall be pro-rated accordingly. Tenant acknowledges that Landlord may obtain required insurance coverage through a blanket policy of insurance covering multiple properties (including the Premises). Tenant consents to Landlord's allocation of a portion of the blanket policy premium to the Premises so long as the portion of such premium allocated to the Premises is commercially reasonable.

8.2 Liability Insurance.

(a) Carried by Tenant. Subject to the requirements of Paragraph 8.5, Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Two Million and No/100ths Dollars ($2,000,000.00) each occurrence for bodily injury and property damage combined, Two Million and No/100ths Dollars ($2,000,000.00) annual general aggregate, and Two Million and No/100ths Dollars ($2,000,000.00) products and completed operations annual aggregate. Any self insured retention under Tenant's liability insurance policy shall not exceed Five Thousand and No/100ths Dollars ($5,000.00). Tenant's liability insurance policy or policies shall: (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, personal and advertising injury coverage, and in the event property of Tenant's invitees or customers are kept in the Premises or Industrial Center, Tenant shall maintain warehouser's legal liability or bailee customers insurance for the full value of the property of such invitees or customers as determined by the warehouse contract between Tenant and its customer; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant's use or occupancy of the Premises, the Building or the Industrial Center; and (v) extend coverage to cover liability for the actions of Tenant's agents, employees, contractors, subtenants, assignees, licensees, transferees or representatives (collectively, "Representatives") or its guests, customers, or visitors (collectively, "Visitors").

(b) Carried by Landlord. Landlord shall also maintain liability insurance with coverage amounts as described in Paragraph 8.2(a) above, in addition to and not in lieu of, the insurance required to be maintained by Tenant. Tenant shall not be named as an additional insured therein.

8.3 Landlord's Property Insurance-Building, Improvements and Rental Value.

(a) Building and Improvements. During the Term, Landlord shall maintain in effect insurance on the Building against "special form" perils (to the extent such coverages are available), with responsible insurers, insuring the Building and the Landlord Work (if any) in an amount equal to the full replacement cost thereof, excluding land, foundations, footings and underground installations. Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts.

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(b) Rental Value. Landlord shall also obtain and keep in force during the Term a policy or policies in the name of Landlord, with loss payable to Landlord and any Lender(s), insuring the loss of the full rental and other charges payable by all tenants of the Building to Landlord for one year (including all Common Area Operating Expenses and any scheduled rental increases). Said insurance may provide that in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for one full year's loss of rental revenues from the date of any such loss. Said insurance shall contain an agreed valuation provision in lieu of any co- insurance clause, and the amount of coverage shall be adjusted annually to reflect the projected rental income, Common Area Operating Expenses and other income, if any, otherwise payable, for the next 12-month period. Common Area Operating Expenses shall include any deductible amount in the event of such loss.

(c) Adjacent Premises. Tenant shall pay for any increase in the premiums for the property insurance of the Building and for the Common Areas or other buildings in the Industrial Center if said increase is caused by Tenant's acts, omissions, use or occupancy of the Premises.

(d) Tenant's Improvements. Since Landlord is the Insuring Party, Landlord shall not be required to insure Tenant-Owned Alterations and Utility Installations unless the item in question has become the property of Landlord under the terms of this Lease.

8.4 Tenant's Property Insurance. Subject to the requirements of Paragraph 8.5, Tenant at its cost shall maintain commercial property insurance providing coverage, at a minimum, for "special forms" perils on all of Tenant's personal property, Trade Fixtures and Tenant-Owned Alterations and Utility Installations in, on, or about the Premises. Such insurance shall be full replacement cost coverage with a deductible not to exceed $1,000 per occurrence. The proceeds from any such insurance shall be used by Tenant for the replacement of personal property and the restoration of Trade Fixtures and Tenant-Owned Alterations and Utility Installations. Upon request from Landlord, Tenant shall provide Landlord with written evidence that such insurance is in force.

8.5 Insurance Policies. Insurance required of Tenant hereunder shall be in companies duly licensed to transact business in the state where the Premises are located, and maintaining during the policy term a "General Policyholders Rating" of at least A-VII, as set forth in the most current issue of "Best's Insurance Guide" or such other rating as may be required by a Lender. In addition, Tenant's policy of liability insurance shall: (i) contain a cross liability endorsement or separation of insureds clause; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (iii) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; (iv) provide that any failure to comply with the reporting provisions shall not affect coverage provided to Landlord, its partners, property managers and Lenders; and (v) name Landlord, the property manager (currently Buzz Oates Management Services) and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds. Such additional insureds shall be provided the same extent of coverage as provided to Tenant under such policies. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in this Paragraph 8. Tenant shall cause to be delivered to Landlord on or before the earlier of the Early Access or the Commencement Date, certificates evidencing the existence and amounts of, the insurance required under Paragraph 8.2(a) and 8.4. No such policy shall be cancelable or subject to modification except after thirty (30) days' prior written notice to Landlord. Tenant shall at least thirty (30) days prior to the expiration of such policies, furnish Landlord with evidence of renewals or "insurance binders" evidencing renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand.

8.6 Waiver of Subrogation. Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waive their entire right to recover damages (whether in contract or in tort) against the other, for loss or damage to their property arising out of or incident to the perils required to be insured against under Subparagraph 8.3(a) and Paragraph 8.4. Notwithstanding the foregoing or anything else to the contrary in this Lease, this Paragraph 8.6 (Waiver of Subrogation) shall not apply to Tenant's Hazardous Substances, including, but not limited to, Hazardous Substances set forth in the Hazardous Substance List (as that term is defined in Paragraph 8.9 below), if any, and/or any Reportable Use in, on or about the Premises. The effect of such releases and waivers of the right to recover damages shall not be limited by the amount of property insurance carried or required, or by any deductibles applicable thereto. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance is not invalidated thereby.

8.7 Indemnity. Except for Landlord's negligence, willful misconduct, and/or breach of this Lease, Tenant shall indemnify, protect, defend and hold harmless Landlord and its agents, Landlord's master or ground lessor, partners and Lenders from and against any and all claims, loss of rents and/or damages, costs, liens, judgments, penalties, loss of permits, attorneys' and consultants' fees, expenses and/or liabilities arising out of, involving, or in connection with: (a) the acts or omissions of Tenant, its Representatives and/or Visitors in or about the Industrial Center; (b) the occupancy of the Premises by Tenant; (c) the conduct of Tenant's business; (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises during the Term; (e) out of any Default or Breach by Tenant in the performance in a timely manner of any obligation on Tenant's part to be performed under this Lease; and (f) any construction or other work undertaken by Tenant on the Premises (including any design defects). The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein, and whether or not (in the case of claims made against Landlord) litigated and/or reduced to judgment. In case any action or proceeding be brought against Landlord by reason of any of the foregoing matters, Tenant upon notice from Landlord shall defend the same at Tenant's expense by counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense. Landlord need not have first paid any such claim in order to be so indemnified. Tenant's obligations under this Paragraph 8.7 shall survive the expiration or termination of the Lease.

8.8 Exemption of Landlord from Liability. Landlord shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Tenant, its Representatives and/or Visitors or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said injury or damage results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not. Tenant expressly acknowledges that this liability exemption is including any injury or damages that may arise due to the Premises being located in a flood hazard area. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant of Landlord nor from the failure by Landlord to enforce the provisions of any other lease in the Industrial Center. Notwithstanding Landlord's negligence or breach of this Lease, Landlord shall under no circumstances be liable for injury to Tenant's business or for any loss of income or profit therefrom.

8.9 Pollution Insurance Coverage. If, in connection with the Permitted Use, including, but not limited to, a Potential Additional Use, Tenant intends to engage in a Reportable Use, as that term is defined in Paragraph 6.2(a) above, Tenant shall provide Landlord with thirty (30) days prior written notice of any anticipated Reportable Use, together with a list of all Hazardous Substances associated therewith on the form attached hereto as Exhibit E ("Hazardous Substance List") for Landlord's review and approval prior to Tenant engaging in any such Reportable Use. If and to the extent Landlord consents to the Hazardous Substances set forth on the Hazardous Substance List and/or Tenant engaging in a Reportable Use shall be subject to and conditioned on:

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(i) Tenant obtaining and maintain a $5,000,000.00 pollution rider to its general liability insurance policy, or a separate pollution insurance policy ("Tenant Pollution Coverage") which shall have a policy period that contains "tail coverage" extending two (2) years following the expiration or early termination of the Lease. The Tenant Pollution Policy shall be on a form reasonably acceptable to Landlord and shall include coverage for bodily injury; property damage, 1st and 3rd party liability, on site and off site coverage including loss of use of damaged property or of property that has not been physically injured or destroyed; cleanup costs for non-sudden and gradual releases in addition to sudden and accidental releases and defense, including costs and expenses incurred in the investigation, defense, or settlement of claims. The Tenant Pollution Coverage shall name Landlord and Buzz Oates Management Services as additional insureds and shall not be cancelable or subject to modification except after thirty (30) days' prior written notice to Landlord.

(ii) Tenant shall reimburse Landlord, within ten (10) days of written notice to Tenant accompanied by reasonable back- up documentation, for any and all premiums associated with Landlord's pollution insurance policy ("Landlord Pollution Coverage") which insurance coverage is for the sole benefit of Landlord.

(iii) Tenant shall at all times be in compliance with all Applicable Laws and Applicable Requirements (as those terms are defined in the Lease) with respect to Tenant's Hazardous Substances and/or any Reportable Use and shall provide copies of any and all necessary and/or required governmental permits and approvals to operate associated therewith.

(iv) Tenant shall store Tenant's Hazardous Substances in a containment area structure as required by Applicable Laws.

(v) Tenant shall provide Landlord with a copy of Tenant's emergency response plan in the event of a Hazardous Substance Condition or fire shall occur, which shall include, but not be limited to, the method of containment and the required personal protection equipment available for cleanup and handling onsite.

(vi) Tenant shall defend, indemnify and hold harmless Landlord from any and all claims brought by any individual, entity or government agency arising directly or indirectly from Tenant's Hazardous Substances and/or any Reportable Use.

9. Damage or Destruction.

9.1 Landlord's Duty to Repair.

(a) If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Industrial Center from fire or other casualty then, unless either party is entitled to and elects to terminate this Lease pursuant to Paragraphs 9.2 and 9.3 hereof, Landlord shall, at its expense, use reasonable efforts to repair and restore the Premises and/or the Industrial Center, as the case may be, to substantially their former condition to the extent permitted by then Applicable Requirements; provided, however, that in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration, or for any of Tenant's personal property, Trade Fixtures, Tenant-Owned Alterations and Utility Installations.

(b) If Landlord is required or elects to repair damage to the Premises and/or the Industrial Center, this Lease shall continue in effect, but Tenant's Base Rent and Tenant's Share of Common Area Operating Expenses from the date of the casualty through the date of substantial completion of the repair shall be abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant's business or property arising from fire or other casualty or by reason of any repairs to any part of the Industrial Center necessitated by such casualty.

9.2 Landlord's Right to Terminate. Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a) If, in the reasonable judgment of Landlord, the Premises and the Industrial Center cannot be substantially repaired and restored under Applicable Requirements within one (1) year from the date of the casualty;

(b) If, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord's insurance policies (and/or from Landlord's funds made available for such purpose, at Landlord's sole option) to make the required repairs;

(c) If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed twenty-five percent (25%) of the full replacement cost of the Building, whether or not the Premises are at all damaged or destroyed; or

(d) If the fire or other casualty occurs during the last year of the Term.

If any of the circumstances described in subparagraphs (a), (b), (c) or (d) of this Paragraph 9.2 occur or arise, Landlord shall notify Tenant in writing of that fact within one hundred and twenty (120) days after the date of the casualty and in such notice Landlord shall also advise Tenant whether Landlord has elected to terminate this Lease as provided above.

9.3 Tenant's Right to Terminate. If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Industrial Center from fire or other casualty, then Tenant may elect to terminate this Lease under the following circumstances:

(a) Where Landlord fails to commence the required repair within one hundred and twenty (120) days after the date of the casualty, in which event Tenant may elect to terminate this Lease upon notice to Landlord given within ten (10) days after such one hundred and twenty (120)-day period; or

(b) In the circumstance described in Subparagraph 9.2(a) above; in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within thirty (30) days after Landlord's notice to Tenant pursuant to Paragraph 9.2 above.

9.4 Waiver. Landlord and Tenant each hereby waive the provisions of California Civil Code sections 1932(2), 1933(4) and any other applicable existing or future Applicable Requirements permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Paragraphs 9.2 and 9.3 above.

10. Real Property Taxes.

10.1 Payment of Taxes. Landlord shall pay the Real Property Taxes, as defined in Paragraph 10.2, applicable to the Industrial Center, and except as otherwise provided in Paragraph 10.3, any such amounts shall be included in the calculation of Common Area Operating Expenses in accordance with the provisions of Paragraph 4.2.

10.2 Real Property Tax Definition. As used herein, the term "Real Property Taxes" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary; any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal net income or estate taxes) imposed upon the Industrial Center by any authority having the direct or indirect power to tax, including any city, state or federal government; any school, agricultural, sanitary, fire, street, drainage, transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), or other improvement district thereof, levied against any legal or equitable interest of Landlord in the Industrial Center or any portion thereof, Landlord's right to rent or other income therefrom, and/or Landlord's business of leasing the Premises; personal property taxes assessed on the personal property of Landlord used in the operation of the Industrial Center; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Industrial Center or the personal property described above; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above. The term "Real Property Taxes" shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring, or changes in Applicable Law taking effect, during the term of this Lease, including but not limited to a change in the ownership of the Industrial Center or in the improvements thereon, the execution of this Lease, or any modification, amendment or transfer thereof, and whether or not contemplated by the Parties. In calculating Real Property Taxes for any calendar year, the Real Property Taxes for any real estate tax year shall be included in the calculation of Real Property Taxes for such calendar year based upon the number of days which such calendar year and tax year have in common.

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10.3 Additional Improvements. Common Area Operating Expenses shall not include Real Property Taxes specified in the tax assessor's records and work sheets as being caused by additional improvements placed upon the Industrial Center by other tenants or by Landlord for the exclusive enjoyment of such other tenants. Notwithstanding Paragraph 10.1 hereof, Tenant shall, however, pay to Landlord at the time Common Area Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed solely by reason of Alterations, Trade Fixtures or Utility Installations placed upon the Premises by Tenant or at Tenant's request.

10.4 Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Landlord from the respective valuations assigned in the assessor's work sheets or such other information as may be reasonably available. Landlord's commercially reasonable determination thereof shall be conclusive.

10.5 Tenant's Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant-Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Tenant contained in the Premises or stored within the Industrial Center, whether any such imposition is levied directly against Tenant or levied against Landlord, the Building or the Industrial Center. When possible, Tenant shall cause its Tenant-Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant's said property shall be assessed with Landlord's real property, Tenant shall pay Landlord the taxes attributable to Tenant's property within ten (10) days after receipt of a written statement setting forth the taxes applicable to Tenant's property.

11. Utilities.

11.1 Generally. Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas and cleaning of the Premises, together with any taxes thereon. If any such utilities or services are not separately metered to the Premises or separately billed to the Premises, Tenant shall pay to Landlord a reasonable proportion to be determined by Landlord of all such charges jointly metered or billed with other premises in the Building, in the manner and within the time periods set forth in Paragraph 4.2(d).

11.2 Service Failure. In the event of an interruption in or failure or inability to provide any services or utilities to the Premises or Building for any reason (a "Service Failure"), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever, constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant's obligations under this Lease. Tenant hereby waives any benefits of any applicable existing or future law, including the provisions of California Civil Code section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.

11.3 Utility Providers. Landlord may, in Landlord's sole and absolute discretion, at any time and from time to time, contract, or require Tenant to contract, for utility services (including generation, transmission, or delivery of the utility service) with a utility service provider of Landlord's choosing. Tenant shall fully cooperate with Landlord and any utility service provider selected by Landlord. Tenant shall permit Landlord and the utility service provider to have reasonable access to the Premises and the utility equipment serving the Premises, including lines, feeders, risers, wiring, pipes, and meters. Tenant shall either pay or reimburse Landlord for all costs associated with any change of utility service, including the cost of any new utility equipment, within ten (10) days after Landlord's written demand for payment or reimbursement. Under no circumstances shall Landlord be responsible or liable for any loss, damage, or expense that Tenant may incur as a result of any change of utility service, including any change that makes the utility supplied less suitable for Tenant's needs, or for any failure, interference, or defect in any utility service. No such change, failure, interference, or defect shall constitute an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of rent, or relieve Tenant from any of Tenant's obligations under this Lease.

11.4 Solar Power. At any time before or during the Lease Term, Landlord shall have the right to install, or cause another party to install, one or more solar photovoltaic systems ("Solar System") on the roof of the Building for the purpose of supplying power to the Building. In the event a Solar System is installed on the roof of the Building, Tenant shall purchase its power from the Solar System to the extent that such power is made available to Tenant, provided that the cost to Tenant shall not be greater than the cost to purchase energy from the Energy Provider (as defined below) on a per kilowatt basis taking into account time of usage. The balance of power required by Tenant shall be purchased by Tenant from the Building's local utility ("Energy Provider"). Tenant and Landlord (or Landlord's agent) shall enter into an agreement and/or amendment to this Lease to document the same.

12. Assignment and Subletting.

12.1 Landlord's Consent Required.

(a) Subject to subparagraph 12.1(f) below, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage or otherwise transfer or encumber (collectively, "assign") or sublet all or any part of Tenant's interest in this Lease or in the Premises without Landlord's prior written consent given under and subject to the terms of Paragraph 31. The parties hereto agree and acknowledge that, among other circumstances for which Landlord could reasonably withhold consent to a proposed assignment or sublease, it shall be reasonable for Landlord to withhold consent where (i) the proposed assignee or subtenant does not intend itself to occupy the entire portion of the Premises assigned or sublet, (ii) Landlord reasonably disapproves of the assignee's or subtenant's business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the assignee or subtenant at the Premises, (iii) the assignee or subtenant is a governmental agency or unit, (iv) the assignee or subtenant is an existing tenant in the Building or Industrial Center or a party with whom Landlord has negotiated to lease space in the Industrial Center within the preceding six (6) months, (v) the proposed transfer would violate any "exclusive" rights of any tenants in the Industrial Center, (vi) the rental and other consideration payable by the assignee or subtenant is less than that currently being paid by tenants under new leases of comparable space in the Industrial Center, (vii) Tenant is then in Default under this Lease, (viii) such assignee's or subtenant's proposed use is not permitted under Paragraph 6 hereof, (ix) such assignee's or subtenant's proposed use would increase the density of occupation in the Premises or use of the Building's parking facilities, (x) the assignment or sublease would result in there being more than two (2) separate entities or businesses occupying the Premises, (xi) the assignment or sublease would constitute a sub-sublease, or (xii) Landlord otherwise determines that the proposed assignment or sublease would have the effect of decreasing the value of the Building or increasing the expenses associated with operating, maintaining and repairing the Building or the Industrial Center. In no event may Tenant publicly offer or advertise all or any portion of the Premises for assignment or sublease at a rental less than 90% of that then sought by Landlord for a direct lease (non-sublease) of comparable space in the Building or the Industrial Center. Landlord shall notify Tenant within ten (10) business days after receipt of all information required to be delivered to Landlord hereunder of whether Landlord consents of the proposed transfer, and if Landlord does not consent to the proposed transfer, Landlord shall notify Tenant of the reason Landlord does not consent to such transfer.

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(b) Intentionally Deleted.

(c) The involvement of Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Tenant's assets occurs, which results or will result in a reduction of the Net Worth of Tenant, as hereinafter defined, by an amount equal to or greater than twenty-five percent (25%) of such Net Worth of Tenant as it was represented to Landlord at the time of full execution and delivery of this Lease or at the time of the most recent assignment to which Landlord has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Tenant was or is greater, shall be considered an assignment of this Lease by Tenant to which Landlord may reasonably withhold its consent. "Net Worth of Tenant" for purposes of this Lease shall be the net worth of Tenant (excluding any Guarantors) established under generally accepted accounting principles consistently applied.

(d) An assignment or subletting of Tenant's interest in this Lease without Landlord's specific prior written consent shall, at Landlord's option, be a Default curable after notice per Paragraph 13.1, or a non-curable Breach without the necessity of any notice and cure period. If Landlord elects to treat such unconsented to assignment or subletting as a non-curable Breach, Landlord shall have the right to either: (i) terminate this Lease in accordance with Paragraph 13.2 hereof, or (ii) upon thirty (30) days' written notice ("Landlord's Notice"), increase the monthly Base Rent for the Premises to the greater of the then fair market rental value of the Premises, as reasonably determined by Landlord, or one hundred ten percent (110%) of the Base Rent then in effect. Pending determination of the new fair market rental value, if disputed by Tenant, Tenant shall pay the amount set forth in Landlord's Notice, with any overpayment credited against the next installment(s) of Base Rent coming due, and any underpayment for the period retroactively to the effective date of the adjustment being due and payable immediately upon the determination thereof. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises held by Tenant shall be subject to similar adjustment to the then fair market value as reasonably determined by Landlord (without the Lease being considered an encumbrance or any deduction for depreciation or obsolescence, and considering the Premises at its highest and best use and in good condition) or one hundred ten percent (110%) of the price previously in effect, (ii) any index-oriented rental or price adjustment formulas contained in this Lease shall be adjusted to require that the base index be determined with reference to the index applicable to the time of such adjustment, and (iii) any fixed rental adjustments scheduled during the remainder of the Term shall be increased in the same ratio as the new rental bears to the Base Rent in effect immediately prior to the adjustment specified in Landlord's Notice.

(e) Tenant's remedy for any breach of this Paragraph 12.1 by Landlord shall be limited to compensatory damages and/or injunctive relief.

(f) Notwithstanding any of the above provisions of this Paragraph 12 to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord's written consent, but subject to all other provisions of this Lease, to any corporation or other entity which controls, is controlled by, or is under common control with Tenant, or to any corporation or other entity resulting from a merger or consolidation of Tenant (collectively, an "Affiliate"), subject to all the terms of this Lease (except only that Landlord shall not be entitled to terminate this Lease pursuant to Paragraph 12.2(j) below) upon such an assignment or sublease to an Affiliate, provided that (i) the Affiliate assumes in writing all of Tenant's obligations under this Lease, and (ii) the original entity executing this Lease as "Tenant" remains fully liable under this Lease, and (iii) Landlord receives written notification of such transfer and Landlord is provided with all relevant documents requested by Landlord, at least twenty (20) days prior to the effective date of such transfer, and (iv) Tenant is not then in Default under this Lease; (v) the intended transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied ("Net Worth"), at least equal to the Net Worth of Tenant (as defined in 12.1(c) above) either immediately before the proposed assignment or subletting or as of the date of this Lease, whichever is greater, and (vi) such transfer is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment and subletting under this Paragraph 12.

12.2 Terms and Conditions Applicable to Assignment and Subletting.

(a) Regardless of Landlord's consent, any assignment or subletting shall not (i) be effective without the express written assumption by such assignee of the obligations of Tenant under this Lease or a written sublease by and between subtenant and Tenant, as the case may be, (ii) release Tenant of any obligations hereunder, nor (iii) alter the primary liability of Tenant for the payment of Base Rent and other sums due Landlord hereunder or for the performance of any other obligations to be performed by Tenant under this Lease.

(b) Landlord may accept any rent or performance of Tenant's obligations from any person other than Tenant pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of any rent for performance shall constitute a waiver or estoppel of Landlord's right to exercise its remedies for the Default or Breach by Tenant of any of the terms, covenants or conditions of this Lease.

(c) The consent of Landlord to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting by Tenant or to any subsequent or successive assignment or subletting by the assignee or subtenant. However, Landlord may consent to subsequent subletting and assignments of the sublease or any amendments or modifications thereto without notifying Tenant or anyone else liable under this Lease or the sublease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease or the sublease.

(d) In the event of any Default or Breach of Tenant's obligation under this Lease, Landlord may proceed directly against Tenant, any Guarantor or anyone else responsible for the performance of the Tenant's obligations under this Lease, including any assignee or subtenant, without first exhausting Landlord's remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

(e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Landlord's determination as to the financial and operational responsibility and appropriateness of the proposed assignee or subtenant, including but not limited to the intended use and/or required modification of the Premises, if any, together with a non- refundable deposit of $1,000, as reasonable consideration for Landlord's considering and processing the request for consent. Tenant agrees to provide Landlord with such other or additional information and/or documentation as may be reasonably requested by Landlord.

(f) Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented in writing.

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(g) The occurrence of a transaction described in Paragraph 12.2(c) shall give Landlord the right (but not the obligation) to require that the Security Deposit be increased by an amount equal to six (6) times the then monthly Base Rent, and Landlord may make the actual receipt by Landlord of the Security Deposit increase a condition to Landlord's consent to such transaction.

(h) Landlord, as a condition to giving its consent to any assignment or subletting, may require that the amount and adjustment schedule of the rent payable under this Lease be adjusted to what is then the market value and/or adjustment schedule for property similar to the Premises as then constituted, as determined by Landlord.

(i) Except with respect to an assignment or sublease to an Affiliate, if Landlord consents to an assignment or sublease, Landlord shall be entitled to receive as additional Rent hereunder an amount equal to fifty percent (50%) of the amount (if any) by which the total value of (x) any consideration paid by the assignee or subtenant, as applicable, for the assignment or sublease and, in the case of a sublease, the excess of the rent and other consideration payable by the subtenant over the amount of Rent payable hereunder applicable to the subleased space, exceeds (y) the reasonable direct, out-of-pocket costs (such as, but not necessarily limited to, reasonable brokerage commissions, tenant improvement costs, attorneys' fees, and other cash concessions as may be typical, reasonable and appropriate under then prevailing market conditions) actually and necessarily paid by Tenant to third parties not affiliated with Tenant to procure the assignment or sublease.

(j) Notwithstanding any of the above provisions of this Paragraph 12 to the contrary, if Tenant notifies Landlord that it desires to assign or sublet Tenant's interest in this Lease, Landlord, in lieu of consenting to such assignment or subletting, may elect (x) in the case of an assignment or a sublease of the entire Premises, to terminate this Lease, or (y) in the case of a sublease of less than the entire Premises, to terminate this Lease as it relates to the space proposed to be subleased by Tenant. In such event, this Lease will terminate (or the space proposed to be subleased will be removed from the Premises subject to this Lease and the Base Rent and Tenant's Share under this Lease shall be proportionately reduced) on the date the transfer was proposed to be effective, and Landlord may lease such space to any party, including the prospective transferee identified by Tenant.

12.3 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) Tenant hereby assigns and transfers to Landlord all of Tenant's interest in all rentals and income arising from any sublease of all or a portion of the Premises heretofore or hereafter made by Tenant, and Landlord may collect such rent and income and apply same toward Tenant's obligations under this Lease; provided, however, that until a Breach (as defined in Paragraph 13.1) shall occur in the performance of Tenant's obligations under this Lease, Tenant may, except as otherwise provided in this Lease, receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of the foregoing provision or any other assignment of such sublease to Landlord, nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant's obligations to such subtenant under such sublease. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a Breach exists in the performance of Tenant's obligations under this Lease, to pay to Landlord the rents and other charges due and to become due under the sublease. Subtenant shall rely upon any such statement and request from Landlord and shall pay such rents and other charges to Landlord without any obligation or right to inquire as to whether such Breach exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall have no right or claim against such subtenant, or, until the Breach has been cured, against Landlord, for any such rents and other charges so paid by said subtenant to Landlord.

(b) In the event of a Breach by Tenant in the performance of its obligations under this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to such sublandlord or for any other prior defaults or breaches of such sublandlord under such sublease.

(c) Any matter or thing requiring the consent of the sublandlord under a sublease shall also require the consent of Landlord herein.

(d) No subtenant under a sublease approved by Landlord shall further assign or sublet all or any part of the Premises without Landlord's prior written consent.

(e) Landlord shall deliver a copy of any notice of Default or Breach by Tenant to the subtenant, who shall have the right to cure the Default of Tenant within the cure period, if any, specified in such notice. The subtenant shall have a right of reimbursement and offset from and against Tenant for any such Defaults cured by the subtenant.

13. Default; Breach; Remedies.

13.1 Default; Breach. Landlord and Tenant agree that if an attorney is consulted by Landlord in connection with a Tenant Default or Breach (as hereinafter defined), $350.00 is a reasonable minimum sum per such occurrence for attorneys' fees in the preparation of a notice of Default, and that Landlord may include the cost of such preparation, together with any and all costs of service of said notice, in said notice as rent due and payable to cure said Default. A "Default" by Tenant is defined as a failure by Tenant to observe, comply with or perform any of the terms, covenants, conditions or rules applicable to Tenant under this Lease. A "Breach" by Tenant is defined as the occurrence of any one or more of the following Defaults, and, where a cure period for cure after notice is specified herein, the failure by Tenant to cure such Default prior to the expiration of the applicable cure period, and shall entitle Landlord to pursue the remedies set forth in Paragraphs 13.2 and/or 13.3:

(a) The vacating of the Premises without the intention to reoccupy same, or the abandonment of the Premises.

(b) Except as expressly otherwise provided in this Lease, the failure by Tenant to make any payment of Base Rent, Tenant's Share of Common Area Operating Expenses, or any other monetary payment required to be made by Tenant hereunder as and when due, the failure by Tenant to provide Landlord with reasonable evidence of insurance or surety bond required under this Lease, or the failure of Tenant to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of five (5) business days following written notice thereof by or on behalf of Landlord to Tenant.

(c) Except as expressly otherwise provided in this Lease, the failure by Tenant to provide Landlord with reasonable written evidence (in duly executed original form, if applicable) of (i) compliance with Applicable Laws per Paragraph 2.4 and Applicable Requirements per Paragraph 6.3, (ii) the inspection, maintenance and service contracts required under Subparagraph 7.1(b) and 7.1(c), (iii) the rescission of an unauthorized assignment or subletting per Paragraph 12.1, (iv) an estoppel certificate per Paragraph 16, (v) the subordination or non-subordination of this Lease per Paragraph 26, (vi) the guaranty of the performance of Tenant's obligations under this Lease if required under Paragraphs 1.11 and 32, (vii) the execution of any document requested under Paragraph 37, or (viii) any other documentation or information which Landlord may reasonably require of Tenant under the terms of this Lease, where any such failure continues for a period of ten (10) business days following written notice by or on behalf of Landlord to Tenant.

(d) A Default by Tenant as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 35 hereof that are to be observed, complied with or performed by Tenant, other than those described in Subparagraphs 13.1 (a), (b) or (c), above, where such Default continues for a period of thirty (30) days after written notice thereof by or on behalf of Landlord to Tenant; provided, however, that if the nature of Tenant's Default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach of this Lease by Tenant if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(e) The occurrence of any of the following events: (i) Tenant ceases doing business as a going concern; (ii) makes an assignment for the benefit of creditors; (iii) is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors' rights; (iv) all or substantially all of Tenant's assets are subject to judicial seizure or attachment and are not released within thirty (30) days; or (v) Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant's assets.

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(f) The discovery by Landlord that any financial statement of Tenant or of any Guarantor, given to Landlord by Tenant or any Guarantor, was materially false.

(g) If the performance of Tenant's obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor's liability with respect to this Lease other than in accordance with the terms of such Guaranty, (iii) a Guarantor becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor's refusal to honor the Guaranty, or (v) a Guarantor's breach of its guaranty obligation on an anticipatory breach basis, and Tenant's failure, within sixty (60) days following written notice by or on behalf of Landlord to Tenant of any such event, to provide Landlord with written alternative assurances of security, which, when coupled with the then existing resources of Tenant, equals or exceeds the combined financial resources of Tenant and the Guarantors that existed at the time of execution of this Lease.

13.2 Remedies. If Tenant fails to perform any affirmative duty or obligation of Tenant under this Lease, within ten (10) days after written notice to Tenant (or in case of an emergency, without notice), Landlord may at its option (but without obligation to do so), perform such duty or obligation on Tenant's behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Landlord shall be due and payable by Tenant to Landlord upon invoice therefor. If any check given to Landlord by Tenant shall not be honored by the bank upon which it is drawn, Landlord, at its own option, may require all future payments to be made under this Lease by Tenant to be made only by cashier's check. In the event of a Breach of this Lease by Tenant (as defined in Paragraph 13.1), with or without further notice or demand, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a) In the event of a Breach of this Lease by Tenant (as defined in Paragraph 13.1), with or without further notice or demand, Landlord may, as a remedy, terminate Tenant's right to possession of the Premises at any time by written notice to Tenant, which remedy shall not be Landlord's exclusive remedy but shall be cumulative with and in addition to any other remedies now or hereafter allowed by law. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant's account, storage of Tenant's personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Paragraph, shall constitute an acceptance of Tenant's surrender of the Premises or constitute a termination of this Lease or of Tenant's right to possession of the Premises. Upon such termination in writing of Tenant's right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code section 1951.2 and any other applicable existing or future law providing for recovery of damages for such Breach, including: (i) the worth at the time of the award of the unpaid rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired term of this Lease; and (v) any other amounts, in addition to or in lieu of those listed above, that may be permitted by applicable law. The worth at the time of award of the amount referred to in provisions (i) through (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco or the Federal Reserve Bank District in which the Premises are located at the time of award plus one percent (1%), but in no case greater than the maximum amount of interest permitted by law. Efforts by Landlord to mitigate damages caused by Tenant's Default or Breach of this Lease shall not waive Landlord's right to recover damages under this Paragraph 13.2. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Landlord shall have the right to recover in such proceeding the unpaid rent and damages as are recoverable therein, or Landlord may reserve the right to recover all or any part thereof in a separate suit for such rent and/or damages. If a notice and cure period required under Subparagraph 13.1(b), (c) or (d) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for cure period purposes required by Subparagraph 13.1(b), (c) or (d). In such case, the applicable cure period under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Tenant to cure the Default within the greater of the two (2) such cure periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Landlord to the remedies provided for in this Lease and/or by said statute.

(b) Landlord may continue the Lease and Tenant's right to possession in effect (under California Civil Code section 1951.4) after Tenant's Breach and recover the rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations. Landlord and Tenant agree that the limitations on assignment and subletting in this Lease are reasonable. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver to protect Landlord's interest under this Lease, shall not constitute a termination of Tenant's right to possession.

(c) Landlord may pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state wherein the Premises are located.

(d) The expiration or termination of this Lease and/or the termination of Tenant's right to possession shall not relieve Tenant from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Tenant's use and/or occupancy of the Premises.

(e) Acceptance of a partial payment shall not constitute a waiver under this Lease or at law or equity, including, without limitation, the right to recover possession of the Premises.

13.3 Inducement Recapture In Event of Breach. Any agreement by Landlord for free or abated rent or other charges applicable to the Premises, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, or any Option (as defined in Paragraph 34 below), so given, or any inducement or consideration for Tenant's entering into this Lease, all of which concessions are hereinafter referred to as "Inducement Provisions" shall be deemed conditioned upon Tenant's full and faithful performance of all of the terms, covenants and conditions of this Lease to be performed or observed by Tenant during the Term. Upon the occurrence of a Breach (as defined in Paragraph 13.1) of this Lease by Tenant, the unamortized portion of any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and the unamortized portion of any such rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision shall be immediately due and payable by Tenant to Landlord, and recoverable by Landlord, as additional rent due under this Lease. The acceptance by Landlord of rent or the cure of the Breach which initiated the operation of this Paragraph 13.3 shall not be deemed a waiver by Landlord of the provisions of this Paragraph 13.3 unless specifically so stated in writing by Landlord at the time of such acceptance.

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13.4 Assignments and Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Paragraph 13, Landlord shall have the right to terminate any and all assignments and subleases entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such assignments or subleases. In the event of Landlord's election to succeed to Tenant's interest in any such assignments or subleases, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (all of which are herein called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent (10%) of the floor area of the Premises, or more than twenty-five percent (25%) of the portion of the Common Areas designated for Tenant's parking, is taken by condemnation, Tenant may, at Tenant's option, to be exercised in writing within ten (10) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises. No reduction of Base Rent shall occur if the condemnation does not apply to any portion of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution of value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any compensation, separately awarded to Tenant for Tenant's relocation expenses and/or loss of the Trade Fixtures. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of its net severance damages received, over and above Tenant's share of the legal and other expenses incurred by Landlord in the condemnation matter, repair any damage to the Premises caused by such condemnation authority. In no event shall Landlord have any obligation to repair or replace any improvements in the Premises beyond the amount of the net severance damages received by Landlord for such repair or to repair or replace any of Tenant's personal property, Trade Fixtures, Alterations or Utility Installations. Tenant shall be responsible for the payment of any amount in excess of such net severance damages required to complete such repair. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure section 1265.130 and any other applicable existing or future law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Industrial Center.

15. Brokers. Tenant and Landlord each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder other than as named in Paragraph 1.10(a) in connection with the negotiation of this Lease and/or the consummation of the transaction contemplated hereby, and that no broker or other person, firm or entity other than said named Broker(s) is entitled to any commission or finder's fee in connection with said transaction. Tenant and Landlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, and/or attorneys' fees reasonably incurred with respect thereto.

16. Estoppel Certificates and Financial Statements.

16.1 Estoppel Certificates. Within ten (10) days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Security Device (as defined in Paragraph 26.1 below and stating any other information Landlord may reasonably request, including the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any Security Deposit, Restoration Deposit and/or Power Upgrade Deposit, or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any), and providing such other information concerning this Lease or the Premises as Landlord may reasonably request. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Industrial Center shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within ten (10) days after Landlord's second written request therefor, Tenant shall be liable to Landlord for any damages incurred by Landlord including any profits or other benefits from any financing of the Industrial Center or any interest therein which are lost or made unavailable as a result, directly or indirectly, of Tenant's failure or refusal to timely execute or deliver such estoppel certificate.

16.2 Financial Statement. If Landlord desires to finance, refinance, or sell the Premises, the Building or the Industrial Center, or any part thereof, Tenant and Guarantor(s) shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and Guarantor(s) as may be reasonably required by such lender or purchaser, including but not limited to Tenant's financial statements for the past three (3) years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. Landlord's Liability. The term "Landlord" as used herein shall mean the owner or owners at the time in question of the fee title to the Premises. In the event of a transfer of Landlord's title or interest in the Premises or in this Lease, Landlord shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit, Restoration Deposit and/or Power Upgrade Deposit, held by Landlord at the time of such transfer or assignment. Upon such transfer or assignment and delivery of the Security Deposit, Restoration Deposit and/or Power Upgrade Deposit, as aforesaid, the prior Landlord shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Landlord. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Landlord shall be binding only upon the Landlord as hereinabove defined. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord's interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord's partners or members or its or their respective partners, trustees, shareholders, members, directors, officers or managers on account of any of Landlord's obligations or actions under this Lease.

18. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

20. Notices.

20.1 Notice Requirements. All notices, demands, requests, consents or approvals required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by messenger or courier service) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by electronic mail (provided such electronic mail notice shall only be valid if followed with a notice sent in one of the other methods specified above), and shall be deemed sufficiently given if served in a manner specified in this Paragraph 20. The addresses noted adjacent to a Party's signature on this Lease shall be that Party's address for delivery or mailing of notice purposes. Either Party may by written notice to the other specify a different address for notice purposes. Notwithstanding anything to the contrary herein or elsewhere within this Lease, upon Tenant's taking possession of the Premises, the Premises shall constitute Tenant's notice address for the purpose of mailing or delivering of any statutory notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by written notice to Tenant. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Paragraph. Notwithstanding any provision of this Lease to the contrary, if this Lease (or any rider, addendum or subsequent amendment hereto) grants Tenant any Option (as defined in Paragraph 34 below), the exercise of such Option shall be valid only if Landlord actually receives written notice thereof from Tenant by the date that such Option expires.

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20.2 Date of Notice. Any notice delivered personally or sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery (or refusal of delivery or receipt). If sent by regular mail, the notice shall be deemed given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the United States Postal Service or courier. Notice given by electronic mail in accordance with the terms of hereof will be deemed to be received on the business day of delivery if transmitted during business hours or the next business day if after business hours. If notice is received on a Saturday or a Sunday or a legal holiday, it shall be deemed received on the next business day.

20.3 Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Paragraph 20.1 shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure section 1162 or any similar or successor statute.

21. Waivers. No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by the waiving party. No waiver by Landlord of the Default or Breach of any term, covenant or condition hereof by Tenant, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Tenant of the same or any other term, covenant or condition hereof. Landlord's consent to, or approval of, any such act shall not be deemed to render unnecessary the obtaining of Landlord's consent to, or approval of, any subsequent or similar act by Tenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. Regardless of Landlord's knowledge of a Default or Breach at the time of accepting rent, the acceptance of rent by Landlord shall not be a waiver of any Default or Breach by Tenant of any provision hereof. Any payment given Landlord by Tenant may be accepted by Landlord on account of moneys or damages due Landlord, notwithstanding any qualifying statements or conditions made by Tenant in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Landlord at or before the time of deposit of such payment.

22. No Right to Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. If Tenant (directly or through any assignee, subtenant, transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant's continued possession shall be on the basis of a tenancy at the sufferance of Landlord. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Base Rent during Tenant's holding over shall be one hundred fifty percent (150%) of the Base Rent payable in the last full month prior to such holding over. Acceptance by Landlord of rent after such termination shall not constitute a renewal of this Lease; and nothing contained in this provision shall be deemed to waive Landlord's right of re-entry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all claims arising or resulting directly or indirectly from Tenant's failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord's damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises.

23. Cumulative Remedies. No remedy or election of Landlord hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

24. Independent Covenants. This Lease shall be construed as though the covenants of Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof.

25. Binding Effect; Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the County in which the Premises are located.

26. Subordination; Attornment.

26.1 Subordination. This Lease and any Option (as defined in Paragraph 34 below) granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, "Security Device"), now or hereafter placed by Landlord upon the real property of which the Premises are a part, to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. Tenant agrees that the Lenders holding any such Security Device shall have no duty, liability or obligation to perform any of the obligations of Landlord under this Lease, but that in the event of Landlord's default with respect to any such obligation, Tenant will give any Lender whose name and address have been furnished Tenant in writing for such purpose notice of Landlord's default. If any Lender shall elect to have this Lease granted hereby superior to the lien of its Security Device and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

26.2 Attornment. In the event that Landlord transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) provided such new owner is willing to not disturb Tenant so long as Tenant is not in Default, Tenant shall attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of such new owner, this Lease shall automatically become a new lease between Tenant and such new owner, upon all of the terms and conditions hereof, for the remainder of the term hereof, and (ii) Landlord shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Landlord's obligations hereunder, except that such new owner shall not: (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which tenant might have against any prior landlord; (c) be bound by prepayment of more than one month's rent, or (d) be liable for the return of any security deposit paid to any prior landlord. Tenant waives its right under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease as a result of any sale of the Premises or the foreclosure or termination of any Security Device.

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26.3 Non-Disturbance. With respect to Security Devices entered into by Landlord after the execution of this Lease, Landlord shall use commercially reasonable efforts to obtain a commercially reasonable non-disturbance agreement (a "Non- Disturbance Agreement") from its Lender which provides that Tenant's possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Tenant is not in Default hereof and attorns to the record owner of the Premises. Tenant acknowledges that the Non-Disturbance Agreement may contain the limitations on liability of the succeeding owner set forth in Paragraph 26.2 above, and will be in the form that the Lender typically provides tenants such as Tenant, taking into account the terms of this Lease, the creditworthiness of Tenant and such criteria as its Lender customarily applies. Such Non-Disturbance Agreement may provide, among other things, that (i) such Lender shall be entitled to receive notice of any Landlord default under this Lease plus a reasonable opportunity to cure such default; (ii) such Lender shall not be bound by any modification or amendment to this Lease, or any cancellation or surrender of this Lease, without such Lender's consent, (iii) such Lender shall not be bound by any obligation under this Lease or any agreement to perform or pay for any improvements to the Premises; and (iv) such Lender or any successor landlord shall not: (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Tenant might have against any prior landlord; (c) be bound by prepayment of more than one month's rent, or (d) be liable for the return of any security deposit paid to any prior landlord. Landlord shall have no obligation to negotiate the terms of the Non-Disturbance Agreement on Tenant's behalf, or to incur any legal fees or other out-of-pocket expenses in obtaining the Non-Disturbance Agreement.

26.4 Self-Executing. The agreements contained in this Paragraph 26 shall be effective without the execution of any further documents; provided, however, that upon written request from Landlord or a Lender in connection with a sale, financing or refinancing of Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any such subordination or non-subordination, attornment and/or non-disturbance agreement as is provided for herein.

27. Attorneys' Fee. If any Party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term "Prevailing Party" shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys' fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred. Landlord shall be entitled to attorneys' fees, costs and expenses incurred in preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach.

28. Landlord's Access; Showing Premises. Landlord and Landlord's agents shall have the right to enter the Premises at reasonable times during normal business hours following at least twenty-four hours' prior written notice (email shall be sufficient) to Tenant, for the purpose of showing the same to prospective purchasers, lenders, or (during the last 9 months of the term of the Lease or after Tenant is in Breach under the Lease) tenants. Landlord may, at any time, place on or about the Premises, the Building or the Industrial Center any ordinary "For Sale" and "For Lease" signs, provided that "For Lease" signs may be placed on or about the Premises only during the last 9 months of the term of the Lease or after Tenant is in Breach under the Lease. All such activities of Landlord shall be without abatement of rent or liability to Tenant. Landlord agrees to use commercially reasonable efforts not to materially adversely affect Tenant's business operations at the Premises.

29. Signs. Tenant shall not place any sign upon the exterior of the Premises or the Building or in the Common Areas, except that Tenant may, with Landlord's prior written consent, install (but not on the roof) such signs as are reasonably required to advertise Tenant's own business so long as such signs are in a location designated by Landlord and comply with Applicable Requirements and the signage criteria or guidelines established for the Industrial Center by Landlord. The installation of any sign on the Premises by or for Tenant shall be subject to the provisions of Paragraph 7 (Maintenance, Repairs, Utility Installations, Trade Fixtures and Alterations). Unless otherwise expressly agreed herein, Landlord reserves all rights to the use of the roof of the Building, and the right to install advertising signs on the Building, including the roof, which do not unreasonably interfere with the conduct of Tenant's business. Landlord shall be entitled to all revenues from such advertising signs.

In addition, subject to compliance with all governmental rules and requirements and Landlord's written approval as to the nature, size, design and exact location, Tenant shall have the right, at its sole cost and expense, to install and maintain within the confines of the Common Area a sign as is reasonably necessary to direct Tenant's customers, visitors and invitees to the Premises f ("Directional Sign"). Tenant shall obtain all required permits and approvals and/or pay any fees associated with the Directional Sign. The Directional Sign must not (i) unreasonably impair pedestrian access along the sidewalks or impede vehicular traffic flow within the Industrial Center; (ii) create a nuisance, interference or interruption of use of the Common Area; or (iii) unreasonably interfere with ingress and egress. The rights granted herein shall be revocable at any time during the Term of this Lease, if in Landlord's sole judgment, the Directional Sign is in any way adversely affecting the Common Area and/or the Industrial Center. Tenant covenants with Landlord that Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property of Tenant or any other person during the Term of this Lease, from any cause whatsoever, by reason of the Directional Sign, and that Tenant will indemnify, protect, defend and save harmless the Landlord from all liability whatsoever, on account of any such real or claimed damage or injury and from all liens, claims and demands arising out of the Directional Sign. Tenant shall at all times during the Term hereof, and at Tenant's sole cost and expense, arising out of or in any way relating to the Directional Sign, keep, maintain and repair the Directional Sign in a good order and condition.

30. Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Breach by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Landlord shall, in the event of any such surrender, termination or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord's failure within ten (10) days following any such event to make a written election to the contrary by written notice to the holder of any such subtenancy interest, shall constitute Landlord's election to have such event constitute the termination of such interest.

31. Consents.

(a) Except for Paragraph 6.1 hereof (Permitted Use) or as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Landlord's actual reasonable costs and expenses (including but not limited to architects', attorneys', engineers' and other consultants' fees) incurred in the consideration of, or response to, a request by Tenant for any Landlord consent pertaining to this Lease or the Premises, including but not limited to consents to an assignment a subletting or the presence or use of a Hazardous Substance, shall be paid by Tenant to Landlord upon receipt of an invoice and supporting documentation therefor. In addition to the deposit described in Paragraph 12.2(e), Landlord may, as a condition to considering any such request by Tenant, require that Tenant deposit with Landlord an amount of money (in addition to the Security Deposit held under Paragraph 5) reasonably calculated by Landlord to represent the cost Landlord will incur in considering and responding to Tenant's request. Any unused portion of said deposit shall be refunded to Tenant without interest. Landlord's consent to any act, assignment of this Lease or subletting of the Premises by Tenant shall not constitute an acknowledgment that no Default or Breach by Tenant of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Landlord at the time of such consent.

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(b) All conditions to Landlord's consent authorized by this Lease are acknowledged by Tenant as being reasonable. The failure to specify herein any particular condition to Landlord's consent shall not preclude the impositions by Landlord at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given.

(c) If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to injunctive relief but shall not to be entitled to monetary damages or to terminate this Lease for such failure. Without limiting the generality of the foregoing, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under Paragraph 12 of this Lease with respect to any proposed assignment or subletting, Tenant's sole remedy shall be an injunction for the relief sought, and Tenant waives the benefit of the remedies provided under Civil Code section 1995.310, and any similar or successor statute, judicial decision or other law that purports to allow Tenant to terminate this Lease or to seek damages under such circumstances.

32. Guarantor.

32.1 Form of Guaranty. If there are to be any Guarantors of this Lease per Paragraph 1.11, the form of the Guaranty to be executed by each such Guarantor shall be in a form reasonably acceptable to Landlord, and each such Guarantor shall have the same obligations as Tenant under this Lease, including but not limited to the obligation to provide the estoppel certificate and information required in Paragraph 16.

32.2 Additional Obligations of Guarantor. It shall constitute a Default of the Tenant under this Lease if any such Guarantor fails or refuses, upon reasonable request by Landlord to give: (a) evidence of the due execution of the Guaranty called for by this Lease, including the authority of the Guarantor (and of the party signing on Guarantor's behalf) to obligate such Guarantor on said Guaranty, and resolution of its board of directors authorizing the making of such Guaranty, together with a certificate of incumbency showing the signatures of the persons authorized to sign on its behalf, (b) current financial statements of Guarantor as may from time to time be requested by Landlord, (c) an estoppel certificate, or (d) written confirmation that the Guaranty is still in effect.

33. Quiet Possession. Upon payment by Tenant of the rent for the Premises and the performance of all of the covenants, conditions and provisions on Tenant's part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease, including, without limitation, Paragraph 26 (Subordination and Attornment).

34. Options.

34.1 Definition. As used in this Lease, the word "Option" has the following meaning: (a) the right to extend the term of this Lease or to renew this Lease or to extend or renew any lease that Tenant has on other property of Landlord; (b) the right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other property of Landlord or the right of first offer to lease other property of Landlord; (c) the right to purchase the Premises, or the right of first refusal to purchase the Premises, or the right of first offer to purchase the Premises, or the right to purchase other property of Landlord, or the right of first refusal to purchase other property of Landlord, or the right of first offer to purchase other property of Landlord.

34.2 Options Personal to Original Tenant. Each Option granted to Tenant in this Lease is personal to the original Tenant named in Paragraph 1.1 hereof, and cannot be voluntarily or involuntarily assigned or exercised by any person or entity other than said original Tenant while the original Tenant is in full and actual possession of the Premises and without the intention of thereafter assigning or subletting. The Options, if any, herein granted to Tenant are not assignable, either as a part of an assignment of this Lease or separately or apart therefrom, and no Option may be separated from this Lease in any manner, by reservation or otherwise.

34.3 Multiple Options. In the event that Tenant has any multiple Options to extend or renew this Lease, a later option cannot be exercised unless the prior options to extend or renew this Lease have been validly exercised.

34.4 Effect of Default on Options.

(a) Tenant shall have no right to exercise an Option, notwithstanding any provision in the grant of Option to the contrary: (i) during the period commencing with the giving of any notice of Default under Paragraph 13.1 and continuing until the noticed Default is cured, or (ii) during the period of time any monetary obligation due Landlord from Tenant is unpaid (without regard to whether notice thereof is given Tenant), or (iii) during the time Tenant is in Breach of this Lease, or (iv) in the event that Landlord has given to Tenant three (3) or more notices of separate Defaults under Paragraph 13.1 during the twelve (12) month period immediately preceding the exercise of the Option, whether or not the Defaults are cured.

(b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise an Option because of the provisions of Paragraph 34.4(a).

(c) All rights of Tenant under the provisions of an Option shall terminate and be of no further force or effect, notwithstanding Tenant's due and timely exercise of the Option, if, after such exercise and during the term of this Lease, (i) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of thirty (30) days after such obligation becomes due (without any necessity of Landlord to give notice thereof to Tenant), or (ii) Landlord gives to Tenant three (3) or more notices of separate Defaults under Paragraph 13.1 during any twelve (12) month period, whether or not the Defaults are cured, or (iii) if Tenant commits a Breach of this Lease.

34.5 Construction. The provisions of this Paragraph 34 shall apply only if Tenant is specifically granted an option under a separate provision of this Lease. In no event shall this Paragraph 34 be construed as granting Tenant an option if no such separate provision exists.

35. Rules and Regulations. Tenant agrees that it will abide by, and keep and observe all reasonable, non-discriminatory rules and regulations ("Rules and Regulations") which Landlord may make from time to time for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Industrial Center and their invitees.

BOMS Co 327 YC 7275METR	Page 22 of 41	Mar25

36. Security Measures. Tenant hereby acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its Representatives and Visitors and their property from the acts of third parties. Subject to Landlord's prior written approval, which approval may be withheld or conditioned in Landlord's sole and absolute discretion, and Tenant's compliance with the provisions of Paragraph 7.3 above, Tenant may, at its sole cost and expense, install cameras or similar security equipment or a security system ("Security System") in, on or around the Premises; provided however, no such Security System shall interfere with or infringe upon the rights of the other tenants of the Building or Industrial Center. Tenant shall be solely responsible, at its sole cost and expense, for any necessary maintenance, repair or replacement of the Security System. Any such Security System shall be used and operated in compliance with all Applicable Laws. Tenant agrees that in no event shall Landlord, or its agents, employees, contractors and representatives, have any liability or responsibility for the operation or effectiveness of the Security System. Tenant acknowledges that the indemnification obligation set forth in Paragraph 8.7 of this Lease shall include an obligation to defend and indemnify Landlord against any liability, injury or damage arising out of Tenant's installation, use, operation or removal of any such Security System.

37. Reservations. Landlord reserves the right, from time to time, to grant, without the consent or joinder of Tenant, such easements, rights of way, utility raceways, and dedications that Landlord deems necessary, and to cause the recordation of parcel maps, covenants, conditions and restrictions, as long as such easements, rights of way, utility raceways, dedications, maps, covenants, conditions and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easement rights, dedication, map or restrictions.

38. Authority. If either Party hereto is a corporation, trust, general or limited partnership or a limited liability company, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. If Tenant is a corporation, trust, general or limited partnership or a limited liability company, Tenant shall, within thirty (30) days after request by Landlord, deliver to Landlord evidence satisfactory to Landlord of such authority.

39. Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

40. Offer. Preparation of this Lease by either Landlord or Tenant or Landlord's agent or Tenant's agent and submission of same to Tenant or Landlord shall not be deemed an offer to lease.

41. Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. The Parties shall amend this Lease from time to time to reflect any adjustments that are made to the Base Rent or other rent payable under this Lease.

42. Multiple Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as either Landlord or Tenant, the obligations of such multiple parties shall be the joint and several responsibility of all such persons or entities named herein as such Landlord or Tenant.

43. Entry, Inspection and Closure. During normal business hours following at least twenty-four hours' prior written notice (email shall be sufficient) to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to determine whether the Premises are in good condition, to determine whether Tenant is complying with its obligations under this Lease, to perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, to install or repair improvements for other tenants where access to the Premises is required for such installation or repair, to serve, post or keep posted any notices required or allowed under the provisions of this Lease, or to do any other act or thing necessary for the safety or preservation of the Premises or the Building. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure. Landlord shall conduct its activities under this Paragraph 43 in a manner that will minimize inconvenience to Tenant without incurring additional expense to Landlord. In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord's entry on the Premises in accordance with this Paragraph 43. No action by Landlord pursuant to this Paragraph 43 shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant's obligations under this Lease.

44. Force Majeure. If Landlord or Tenant cannot perform any of its obligations due to events beyond Landlord's or Tenant's control (excepting the payment of a monetary obligation, including but not limited to Rent, or providing insurance coverage as required herein), the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord's and Tenant's control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood, excessive rain or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

45. Drafting. The Parties agree that this Lease is the product of joint draftsmanship and negotiation and that should any of the terms be determined by a court, or in any type of quasi-judicial or other proceeding, to be vague, ambiguous and/or unintelligible, that the same sentences, phrases, clauses or other language of any kind shall not be construed against the drafting party in accordance with California Civil Code section 1654, and that each such Party to this Lease waives the effect of such statute.

46. Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original (including copies sent to a party by electronic mail) as against the party signing such counterpart, but which together shall constitute one and the same instrument.

47. Entire Agreement. This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of the Premises by Tenant in the Building, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral. Neither Landlord nor Landlord's agents have made any representations or warranties with respect to the Premises, the Building, the Industrial Center or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

48. WAIVER OF JURY TRIAL. LANDLORD AND TENANT EACH ACKNOWLEDGE THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

BOMS Co 327 YC 7275METR	Page 23 of 41	Mar25

49. Limitation of Actions Against Landlord. Any claim, demand or right of any kind by Tenant which is based upon or arises in connection with this Lease shall be barred unless Tenant commences an action thereon within two (2) years after the date that the act, omission, event or default, upon which the claim, demand or right arises, has occurred.

50. Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord's relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any other tenant or apparent prospective tenant of the Building or the Industrial Center, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

51. Prior Drafts. If the Parties delete any provision appearing in any prior drafts of this Lease, this Lease shall be interpreted as if the deleted language were never part of this Lease.

52. Changes Requested By Lender. If, in connection with obtaining financing for the Building and/or the Industrial Center or any portion thereof, Landlord's Lender requests reasonable modifications in this Lease as a condition to the financing, Tenant will not unreasonably withhold or delay its consent, provided that the modifications do not materially increase the obligations of Tenant or materially and adversely affect the leasehold interest created by this Lease.

53. CASp Inspection Disclosure. Landlord hereby advises Tenant that to Landlord's actual knowledge the Premises has not undergone an inspection by a certified access specialist (CASp). Except to the extent expressly set forth elsewhere in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Industrial Center in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law:

"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." [Cal. Civ. Code Section 1938(e)].

Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord's prior written consent. The foregoing statement is included in this Lease solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect the Landlord's and Tenant's respective responsibilities for compliance with construction related accessibility standards as provided under this Lease.

54. Energy Disclosure. Tenant agrees to cooperate with any energy consumption disclosure requirements imposed on Landlord and with the requirements under any existing or future energy conservation or sustainability programs applicable to the Building, including without limitation those of the U.S. Green Building Council's LEED rating system, or which may be imposed on Landlord by law. Tenant shall within ten (10) business days after receipt of Landlord's written request therefor, provide any and all written consents to utility companies providing services to the Building required to authorize such utility companies to release energy usage data for Tenant's Premises to or for the use of Landlord, or to such other sites or parties as required for Landlord's compliance with the applicable program.

55. Miscellaneous. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party. When required by the context of this Lease, the singular includes the plural. Wherever the term "including" is used in this Lease, it shall be interpreted as meaning "including, but not limited to" the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. Neither Landlord nor Tenant shall record this Lease.

56. Option to Extend Term. Landlord grants to Tenant a total of one (1) option to extend the Lease Term (the "Extension Option") on the terms and conditions set forth in this Paragraph. The Extension Option shall be for a period of five (5) years (the "Option Term"). If Tenant wishes to exercise the Extension Option, Tenant shall deliver written notice of such exercise to Landlord not less than nine (9) months, and not more than fifteen (15) months, before the expiration of the then existing Lease Term. Tenant may only exercise the Extension Option if, as of the date of delivery of the notice, Tenant is not in Default under this Lease beyond any applicable notice and cure period. If Tenant properly exercises the Extension Option, and provided Tenant is not in Default under the Lease at the end of the then existing Lease Term beyond any applicable notice and cure period, then the Lease will be extended for the Option Term, and Base Rent during the Option Term, and escalations thereto, shall be based upon the Fair Market Value (as that term is defined hereinbelow) determined as of the Landlord receives the Option Notice required by and in accordance with the terms and conditions of this Paragraph 56 ("Determination Date"); provided, however, that in no event shall Base Rent payable by Tenant during the Option Term be decreased below the amount of Base Rent due for the last month of the existing Lease Term ("Fair Market Rent").

For purposes hereof "Fair Market Value" shall mean the currently prevailing rent per rentable square foot, and escalation thereto, that a willing, comparable, non-sublease, non-expansion, non-equity tenant would pay, and a willing comparable landlord of (i) comparable buildings in the Metro Air Park (the area bounded by Powerline Road, W. Elverta Road, Lone Tree Road and Interstate 5) market and (ii) comparable buildings constructed in and following the calendar year 2023 within a radius of ten (10) miles of the Premises, would accept, at arm's length, for comparable space and for a comparable term, on a lease renewal basis, giving consideration to monthly rental rates per rentable square foot, escalations (including type, gross or net, and if gross, whether base year or expense "stop"), abatement provisions reflecting free rent during the extended term, the age and location of the building, the quality of the construction of the building and the premises, the services provided under the terms of the leases and the types, quantity and costs of parking rights for the space in question at or about the time that such Fair Market Value is to be determined.

BOMS Co 327 YC 7275METR	Page 24 of 41	Mar25

Following receipt of Tenant's written exercise of the Extension Option, Landlord shall provide written notice of Landlord's determination of Fair Market Rent within ten (10) days after receipt of Tenant's written exercise of its Extension Option ("Landlord's Determination"). Tenant shall have ten (10) days after receipt of Landlord's notice within which to accept Landlord's Determination or to object thereto in writing. In the event Tenant objects, then Tenant shall, not later than ten (10) days following receipt of Landlord's Determination, notify Landlord in writing of Tenant's determination of the Base Rent ("Tenant's Determination"). If Landlord and Tenant fail to reach agreement within ten (10) days after Landlord's receipt of Tenant's Determination, then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rent. Landlord and Tenant shall meet with each other within five (5) business days thereafter and exchange the sealed envelopes and then open such envelopes in each other's presence. If the higher proposal is not more than one hundred five percent (105%) of the lower proposal, the new rent for the Extension Option shall be established as the average of the two proposals. If the higher proposal of Base Rent or annual escalation is more than one hundred five percent (105%) and Landlord and Tenant fail to mutually agree upon the Fair Market Rent within five (5) days of the opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of similar commercial properties. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Fair Market Rent prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's final proposal as to Fair Market Rent for the Premises is the closer to the actual Fair Market Rent for the Premises as determined by the arbitrator, taking into account the requirements of this provision. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary.

The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's final proposal as to Fair Market Rent, and shall notify Landlord and Tenant of such determination. The decision of the arbitrator shall be binding upon Landlord and Tenant. If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Sacramento Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties. The cost of arbitration shall be paid by Landlord and Tenant equally.

57. Right of First Offer. Commencing on the first anniversary of the Commencement Date and ending upon the last day of the forty-eighth month of the Term (the "ROFO Term"), excluding the rights of existing tenants (or their respective assignees, subtenants, or successors) including, but not limited to, their right of possession of their existing premises, any extension or renewal of the term of their lease for their existing premises or any expansion of their existing premises by the exercise of expansion rights under their existing leases, Tenant shall have a right of first offer ("ROFO") to lease space in the Building located immediately adjacent to the Premises (the "ROFO Space") on the terms and conditions set forth herein. During the ROFO Term, Landlord shall notify Tenant in writing of the availability of ROFO Space for lease to third parties (the "Availability Notice"). The Availability Notice shall provide (i) a description of the available ROFO Space, including location, size and configuration (the "Available Space"); (ii) Landlord's reasonable determination of the current prevailing market rent for the Available Space; (iii) the material terms under which Landlord intends to offer the Available Space to prospective tenants, and (iv) the availability date of the Available Space.

In order to exercise its ROFO, Tenant shall within ten (10) days after receipt of Landlord's Availability Notice, deliver to Landlord written notice of Tenant's election to exercise its ROFO with respect to the Available Space (the "Acceptance Notice"). Tenant may not elect to lease only a portion of the Available Space. Tenant may not exercise its ROFO if Tenant is in Default beyond any applicable cure period at the time it delivers the Acceptance Notice or (at Landlord's option) as of the scheduled date of delivery of the Available Space.

If Tenant does not timely exercise its ROFO, then Tenant's ROFO shall terminate with respect to the Available Space identified in the Availability Notice and Landlord may enter into a lease with any other party for the leasing of the Available Space, or any portion thereof, without restrictions as to tenant, rent rate or any other lease term, and without any obligation to provide Tenant with a further right to lease the Available Space.

The ROFO shall automatically terminate and become null and void upon the earlier to occur of (i) the termination of Tenant's right to possession of the Premises; (ii) the assignment by Tenant of this Lease, in whole or in part; (iii) the sublease by Tenant of all or any part of the Premises demised under this Lease; (iv) the failure of Tenant to timely or properly exercise the ROFO; (v) the expiration of the ROFO Term; and (vi) Landlord has given Tenant three (3) or more notices of separate monetary and/or material Defaults under Paragraph 13.1 of the Lease during the twelve (12) month period preceding the ROFO Term, whether or not the Defaults are cured.

In the event that Tenant timely exercises its ROFO, it shall be on the terms and conditions set forth in the Availability Notice, and Landlord and Tenant shall promptly enter into a written amendment to this Lease memorializing Tenant's lease of the Available Space. If the Parties are unable in good faith to the negotiate the terms of a written amendment to this Lease within thirty (30) days following Landlord's receipt of the Acceptance Notice, then Tenant's ROFO shall thereafter terminate and become void.

58. Transportation System Management Plan. Tenant acknowledges receipt of that certain Metro Air Park Transportation Systems Management Plan prepared by The Hoyt Company, dated June 10, 1992, as amended (the "TSMP"). Tenant shall fully comply with all present or future programs mandated by any public authority, including but not limited to the TSMP, intended to manage parking, transportation, or traffic in and around the Industrial Center and/or Building. In connection with this compliance, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any government transportation management organizations, or other transportation-related committees or entities. This provision include, without limitation, programs such as the following: (i) restrictions on the number of single-occupant vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and designation of an employee transportation coordinator; (iv) participation in a transportation management association and providing an emergency ride home program for employees who use alternative transportation modes; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare and a free vanpool program; and (vi) participating in an annual commuter survey.

LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.

IF THIS LEASE HAS BEEN FILLED IN, IT HAS BEEN PREPARED FOR YOUR ATTORNEY'S REVIEW AND APPROVAL.

BOMS Co 327 YC 7275METR	Page 25 of 41	Mar25

FURTHER, EXPERTS SHOULD BE CONSULTED TO EVALUATE THE CONDITION OF THE PROPERTY FOR THE POSSIBLE PRESENCE OF ASBESTOS, UNDERGROUND STORAGE TANKS OR HAZARDOUS SUBSTANCES. NO REPRESENTATION OR RECOMMENDATION IS MADE BY LANDLORD, BROKERS OR THEIR CONTRACTORS, AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES; THE PARTIES SHALL RELY SOLELY UPON THE ADVICE OF THEIR OWN COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE. IF THE SUBJECT PROPERTY IS IN A STATE OTHER THAN CALIFORNIA, AN ATTORNEY FROM THE STATE WHERE THE PROPERTY IS LOCATED SHOULD BE CONSULTED.

The Parties hereto have executed this Lease on the dates specified with their respective signatures.

	LANDLORD:		TENANT:

	PW Fund B Development, LLC, a California limited liability company		Qnetic Corporation, a Delaware corporation

	By:	PW Fund B, LP, a California limited partnership, Sole Member	By:
			Name:	Michael Alexander Pratt
			Its:	Chief Executive Officer
	By:	PWIE GP, LLC, a California limited liability company, General Partner

By:
	By:	Pac West Equities, LP, a Delaware limited partnership, Sole Member	Name:	Malcolm Mathews
			Its:	Chief Operations Officer
	By:	PWI GP, LP, a California limited partnership, General Partner
Date: October 20, 2025
	By:	PWI Lead, LLC, a California limited liability company, General Partner

10/20/2025	By:
Kevin Ramos, Investment Committee Chair

10/20/2025	By:
Larry Allbaugh, Investment Committee Member

Date: October ___, 2025

Address:	Address:

c/o Buzz Oates Management Services	Attn: Malcolm Mathews, Chief Operations Officer
555 Capitol Mall, Suite 900	Qnetic Corporation
Sacramento, CA 95814	276 5th Avenue, Suite 704-3137
Telephone: (916) 379-3800	New York, NY 10001
Email: tenantnotices@buzzoates.com	Telephone: (945) 667-2631
Email: malcolm@qnetic.energy

Billing Address:

Attn: Amy Shen
Qnetic Corporation
276 5th Avenue, Suite 704-3137
New York, NY 10001
Telephone: (945) 667-2631
Email: amy@qnetic.energy

BOMS Co 327 YC 7275METR	Page 26 of 41	Mar25

EXHIBIT A

PREMISES & SPIN/TESTING PIT AREA

Qnetic Corporation
30,738 SF
Suite 100
Spin/Testing
Pit Area
Skyking Road
N

BOMS Co 327 YC 7275METR	Page 27 of 41	Mar25

EXHIBIT A-1

INDUSTRIAL CENTER

BOMS Co 327 YC 7275METR	Page 28 of 41	Mar25

EXHIBIT B

LANDLORD WORK LETTER

This Work Letter ("Work Letter") sets forth the terms and conditions relating to Landlord's construction of the initial tenant improvements in the Premises. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Lease (the "Lease") to which this Work Letter is an Exhibit.

1. PLANS AND SPECIFICATIONS.

1.1 Landlord Work. Landlord, at Landlord's sole cost, shall design and construct (i) a full height demising wall separating the Premises from the remainder of the Building (the "Demising Wall"), and (ii) approximately 2,864 square feet of improved space, which shall include three (3) private offices, one (1) open workspace, one (1) IT room, one (1) breakroom, one (1) copy room, one (1) conference room, one (1) office restroom and one (1) warehouse restroom, as generally depicted on the Preliminary Space Plan attached hereto as Exhibit B-1 attached hereto (the "Office Improvements"). The Demising Wall and Office Improvements are collectively referred to herein as the "Landlord Work".

1.2 Preparation of Space Plan. Promptly following execution of the Lease, Landlord shall retain Buzz Oates Construction, Inc. ("BOC") to prepare, based upon the Preliminary Space Plan, a detailed space plan (the "Space Plan") mutually satisfactory to Landlord and Tenant for the construction of the Landlord Work in the Premises. Tenant shall approve the Space Plan or provide any proposed revisions thereto in writing within five (5) business days after receipt thereof, which approval shall not be unreasonably withheld. If Tenant provides any proposed revisions, Landlord shall use commercially reasonable efforts to cause BOC to deliver a revised Space Plan within ten (10) days after receipt of the proposed revisions. Tenant shall approve any revised Space Plan or provide any proposed revisions thereto in writing within five (5) business days after receipt thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Landlord and Tenant shall use diligent efforts to cause the Space Plan to be prepared and approved no later than thirty (30) days after the execution of the Lease.

1.2 Preparation of Plans. Promptly following approval of the Space Plan, Landlord shall cause to be prepared detailed plans, specifications and working drawings for the construction of the Landlord Work (the "Plans"). Landlord and Tenant shall diligently pursue the preparation of the Plans. Tenant shall approve the Plans or provide any proposed revisions thereto in writing within five (5) business days after receipt thereof, which approval shall not be unreasonably withheld. If Tenant provides any proposed revisions, Landlord shall use commercially reasonable efforts to cause BOC to deliver revised Plans within ten (10) days after receipt of the proposed revisions. Tenant shall approve any revised Plans or provide any proposed revisions thereto in writing within five (5) business days after receipt thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Landlord and Tenant shall use diligent efforts to cause the final Plans to be prepared and approved no later than thirty (30) days after approval of the Space Plan.

1.4 Standard Specifications. Except as otherwise set forth in the Plans, the Landlord Work shall be in accordance with Landlord's Standard Specifications attached hereto as Exhibit B-2.

1.5 Landlord Approval. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of the Space Plan or any portion of the Plans because, in Landlord's reasonable opinion, the proposed work: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord's ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretations thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building; (g) might adversely affect another tenant's premises; (h) is prohibited by any ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building; or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work.

2. CHANGE ORDERS. If Tenant requests any change(s) in the Landlord Work, and any such requested changes are approved by Landlord in writing in Landlord's discretion, such changes shall be performed at Tenant's sole cost. Landlord shall advise Tenant promptly of any cost increases and/or delays such approved change(s) will cause in the construction of the Landlord Work in the form of a written change order. Tenant shall approve or disapprove any or all such change order) within three (3) business days after notice from Landlord of such cost increases and/or delays. To the extent Tenant disapproves any such cost increase and/or delay attributable thereto, Landlord shall have the right, in its sole discretion, to disapprove Tenant's request for such changes.

3. CONSTRUCTION OF LANDLORD WORK.

3.1 Commencement of Construction. Upon Tenant's approval of the Plans, Landlord shall cause its contractor to proceed to secure a building permit and commence construction of the Landlord Work. Tenant shall reasonably cooperate with Landlord in executing permit applications and performing other actions reasonably necessary to enable Landlord to obtain any required permits or certificates of occupancy.

3.2 Completion Date. Landlord shall use commercially reasonable efforts to cause its contractor to achieve Substantial Completion of the Landlord Work on or before the Target Commencement Date, subject to adjustment as a result of any Tenant Delay(s) and/or Force Majeure event(s).

3.3 Punchlist. Upon Substantial Completion of the Landlord Work, Landlord shall give notice to Tenant and Tenant shall conduct an inspection of the Premises with a representative of Landlord to develop a punchlist of items of the Landlord Work that are not complete or that require corrections. Upon receipt of such punchlist, Landlord shall proceed diligently to remedy such items provided such items are part of the Landlord Work to be constructed by Landlord hereunder and are otherwise consistent with Landlord's obligations under this Work Letter and provided Tenant has fully paid Landlord for the Change Orders, if any. Substantial Completion shall not be delayed notwithstanding delivery of any such punchlist.

3.4 Tenant Delay. Tenant shall be responsible for, and shall pay Landlord, any and all costs and expenses incurred by Landlord as a result of a delay in the Substantial Completion of the Landlord Work or in the occurrence of any of the other conditions precedent to the Commencement Date, due to:

(a) Tenant's failure to comply with the time deadlines set forth in this Work Letter;

(b) Tenant's failure to timely approve any matter requiring Tenant's approval;

BOMS Co 327 YC 7275METR	Page 29 of 41	Mar25

(c) A breach by Tenant of the terms of the Lease;

(d) Tenant's request for changes in the approved Plans;

(e) Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Landlord Work, as set forth in the Lease, or which are different from, or not included in, the Standard Specifications; or

(f) Any other acts or omissions of Tenant, or its agents, or employees which delays the Landlord Work.

Each of the foregoing events is referred to as a "Tenant Delay".

4. MISCELLANEOUS.

4.1 Landlord hereby appoints Jason Law of Buzz Oates Management Services, as Landlord's representative to act for Landlord in all matters covered by this Exhibit. Tenant hereby appoints Tod Stebbins as Tenant's representative to act for Tenant in all matters covered by this Exhibit.

4.2 All amounts payable by Tenant to Landlord hereunder shall be deemed to be additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease.

4.3 Any alterations or improvements desired by Tenant after Landlord's delivery of the Premises shall be subject to the provisions of Paragraph 7.3 of the Lease.

4.4 Neither the approval by Landlord of the Plans nor Landlord's performance, supervision or monitoring of the Landlord Work shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant's intended use of the

Premises.

4.5 If Tenant fails to perform any of Tenant's obligations under this Work Letter within the time periods specified herein, Landlord may treat such failure of performance as a Default under the Lease. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in Paragraph 13 of this Lease, or a default by Tenant under this Work Letter, has occurred at any time on or before the Substantial Completion of the Landlord Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord may cause its contractor to cease the construction of the Landlord Work (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Landlord Work caused by such work stoppage as set forth in Paragraph 3.4 of this Work Letter), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease.

BOMS Co 327 YC 7275METR	Page 30 of 41	Mar25

EXHIBIT B-1

PRELIMINARY SPACE PLAN

1
2
3
B
A
WAREHOUSE
WINDOW
WINDOW 2
WINDOW 3
+/- 26' - 9"
+/- 10' - 0"
+/- 10' - 0"
+/- 10' - 0"
+/- 18' - 9"
+/- 5' - 0"
+/- 8' - 0"
OFFICE
OFFICE
OFFICE
BREAK
REF.
+/- 14' - 6"
+/- 14' - 6"
ALL GENDER RR
ALL GENDER RR
ALL GENDER RR
+/- 8' - 5"
+/- 8' - 5"
+/- 8' - 5"
+/- 6' - 0"
+/- 39' - 5"
OPEN OFFICE
+/- 5' - 0"
COPY/ OFFICE
CONFERENCE
+/- 13' - 0"
IT CLOSET
+/- 48' - 2"
+/- 8' - 10"
+/- 19' - 5"
+/- 13' - 4"

RMW Architecture Interiors
1718 3rd Street
Suite 101
Sacramento
California 95811

Office 916 449-1400
Fax 415 449-1414
rmw.com

BUILDING B- QNETIC TI
7275 METRO AIR PARKWAY, SUITE 100
SACRAMENTO, CA 95837

PROJECT #2244162.03
SCALE: 1/8" = 1'-0"
DATE: 09.21.25

SHEET:
SP-2B

BOMS Co 327 YC 7275METR	Page 31 of 41	Mar25

EXHIBIT B-2

STANDARD SPECIFICATIONS

OFFICE AREA

1. PARTITIONING:

Landlord shall provide one hundred (100) lineal feet of 3' to 9' high partitioning per one thousand (1,000) square feet of leased area.

2. DOORS:

In addition to required exterior entry door(s), Landlord shall provide three (3) doors per one thousand (1,000) square feet of leased area. Fusion Maple hollow core, hung in Timely Alumatone metal jams with Schlage "F" series hardware. All exterior doors to be equipped with exterior drip guards. Door leading into warehouse to receive brushed nickel kick plate and door closer.

3. CEILING:

2'x4' grid (white) & Random fissured with acoustical tile ceiling will be provided as building standard.

4. FLOORING:

Office area: Shaw- Ambition II 26oz Level Loop (carpet).

Break room: Color Plus 12" x 12" x 1/8 (VCT).

Storage room: Color Plus 12" x 12" x 1/8 (VCT).

Restrooms: Standard Lino- in house stock self coved to 6" (Mannington Vega II series or equal).

Cove base: Roppe 4" rubber base with toe.

5. HEATING/AIR CONDITIONING:

Heating and air conditioning will be provided throughout the leased office area in accordance with sound engineering practice and Title 24 requirements.

6. ELECTRICAL OUTLETS:

Standard wall duplex outlets will be provided: (i) two (2) per private office, installed on opposing walls; (ii) one (1) per restroom; (iii) four (4) dedicated outlets per breakroom (if applicable); (iv) one (1) convenience receptacle in main corridor(s); and (v) one in the reception/lobby area.

7. TELEPHONE/DATA OUTLETS:

One (1) standard phone/data wall outlet per private office, installed adjacent to one of the two duplex receptacles installed pursuant to item (6) above, and one (1) standard phone/data wall outlet in the reception/lobby area.

8. SWITCHES:

Switches, including motion sensor switches, will be provided in accordance with Title 24 requirements.

9. LIGHT FIXTURES:

Light fixtures will be 2'x4' LED recessed direct-indirect fixtures, or as provided in accordance with Title 24 requirements.

10. PAINTING:

All interior textured walls shall be painted with one (1) finish coat of eggshell finish paint and semi gloss finish paint in restrooms and breakroom. All exterior office walls in warehouse shall be fire taped and painted with one (1) finish coat of eggshell finish paint. Color shall be "Buzz Oates White."

11. INSULATION:

All perimeter and interior walls and ceilings next to unconditioned spaces and restroom walls will be insulated in accordance with Title 24.

12. TOILET PARTITIONING:

Knickerbocker baked enamel metal or equal will be provided where required by code.

13. RESTROOMS:

Sink, toilet, mirror, toilet paper dispensers, duplex outlet, handicapped fixtures and exhaust fan will be furnished. 4' fiberglass reinforced panels (FRP) where fixtures are installed.

14. BREAKROOM:

Sink, garbage disposal, exhaust fan, and hook-up for refrigerator water dispenser to be provided. Four (4) dedicated outlets for appliances to be provided. Lower cabinet bank only and laminate countertop to be provided.

15. OPTIONS:

Additional cabinetry, plumbing, appliances, window coverings, and or other options are not included in standard build-out. These items can be provided for an extra charge.

WAREHOUSE AREA

1. LIGHT FIXTURES:

Light fixtures identified to be installed in Exhibit B shall be in accordance with Title 24 (but not in excess thereof), per one thousand (1,000) square feet of warehouse area (unless alternative coverage is otherwise agreed upon in Exhibit B), at ceiling level upon tenant's request.

2. SWITCHES:

Switching will be provided in accordance with Title 24 requirements.

3. FLOORING:

Restrooms: Standard Linoleum - in house stock self coved to 6" (Mannington Vega II series or equal).

Warehouse: Floor will be delivered in a broom-cleaned condition.

Cove base: Warehouse side of office walls to receive Roppe 4" rubber base with toe

BOMS Co 327 YC 7275METR	Page 32 of 41	Mar25

4. DEMISING WALL:

Full height wall with 5/8" sheetrock and insulation will be furnished.

5. DOORS:

Hollow metal doors and jams with thumb-turn dead bolt are building standard. All exterior doors to be equipped with exterior drip guards, sweeps, weather strips, and exterior latch guard.

6. DOCK DOORS:

9'x 10' manual chain operated dock doors at all dock openings will be provided as building standard with dock bumpers.

7. GRADE LEVEL DOORS:

12' X 14' manual chain operated overhead roll-ups will be provided as building standard when applicable.

8. RESTROOMS:

Where warehouse restrooms are to be provided, sink, toilet, mirror, one duplex outlet, exhaust fan, and toilet paper dispenser. 4' fiberglass reinforced panels (FRP) where fixtures are installed.

** Note: Landlord has the right to substitute product if unavailable to an equal or greater quality.

** Landlord reserves the right to substitute the preceding standard specifications at its own discretion to equal or greater quality.

BOMS Co 327 YC 7275METR	Page 33 of 41	Mar25

EXHIBIT B-3

TENANT WORK LETTER

Subject to and conditioned upon compliance with the terms and conditions set forth in Paragraph 5 of the Lease, with respect to Tenant's deposit with Landlord of the Restoration Deposit, Tenant, at its sole cost and expense, may perform or cause to be performed:

(i) installation/construction of one (1) six (6) meter deep spin/testing pit (the "Spin/Testing Pit") upon a pad of no more than fifteen (15') feet in width and fifteen (15') in length (the "Spin/Testing Pit Pad"), together with (a) security fencing and such other containment requirements, such as ballards and concrete barriers, as maybe necessitated to fully secure the Spin/Testing Pit Area (as that term is defined in Paragraph 1.2(a) of the Lease) and prevent damage and injury from flying debris (the "Security Containment Fencing"); and (b) cut off switch(es) to disconnect the Flywheel Energy Storage Systems (the "FESS") in the event of emergency ("Emergency Cut Off") to prevent unsafe discharges and electrocution. The Spin/Testing Pit, Spin/Testing Pit Pad, Security Containment Fencing and Emergency Cut Off, together with any additional improvements required by Applicable Law and/or Applicable Requirements and/or as may be required by Landlord or Landlord's consultant(s) to mitigate any potential noise and/or vibrations resulting from the FESS, are collectively referred to herein as the "Spin/Testing Pit Improvements";

(ii) installation of a crane and equipment associated therewith (the "Crane Work"), each as provide for in the Approved Plans (as defined in Paragraph 2 below), and in accordance with the terms and conditions set forth in this Exhibit B.

The Spin/Testing Pit Improvements and Crane Work shall be collectively referred to herein as the "Tenant Work".

1. Pre-Construction Activities. Prior to Tenant's commencement of the Tenant Work, Tenant shall submit the following information and items to Landlord for Landlord's review and approval:

(a) The names and addresses of Tenant's contractor(s). Landlord may, at its election, designate a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning, life safety systems, or the roof, from which Tenant must select its contractors for such designated portions of the Tenant Work. Further, Landlord may, at its election, designate a list of approved engineers (including structural engineers) for the preparation of the Crane Plans and/or Spin/Testing Pit Plans (as those terms are defined in Paragraph 2 below).

(b) Certificates of insurance as hereinafter described. Tenant shall not permit Tenant's contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(c) The Plans (as hereinafter defined) for the Tenant Work, which Plans shall be subject to Landlord's approval in accordance with Paragraph 2 below.

(d) Copies of all necessary building permits.

Tenant will update such information and items by notice to Landlord of any changes.

2. Approval of Plans. The term "Approved Plans" shall mean the Plans (as that term is defined hereinbelow), as and when approved in writing by Landlord. Tenant shall cause plans to be prepared for the Crane Work ("Crane Plans") and for the Spin/Testing Pit Improvements ("Spin/Testing Pit Plans"). The Crane Plans and the Spin/Testing Pit Plans shall be collectively referred to herein as the "Plans" and shall include full and detailed architectural and engineering plans and specifications covering the Tenant Work (including, without limitation, architectural, mechanical and electrical working drawings for the Tenant Work). The Plans shall be subject to the review and approval of Landlord and its engineers (including structural engineer) and/or consultants, and the approval of all local governmental authorities requiring approval of the Tenant Work and/or the Approved Plans. Landlord shall give its approval or disapproval (giving general reasons in case of disapproval) of the Plans within ten (10) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its approval of the Plans because, in Landlord's reasonable opinion, the Tenant Work as shown in the Plans: (1) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (2) might impair Landlord's ability to furnish services to Tenant or other tenants; (3) would increase the cost of operating the Building; (4) would violate any governmental laws, rules or ordinances (or interpretations thereof); (5) involves hazardous or toxic materials or substances which are not customarily used in the building trade; (6) would adversely affect the appearance of the Building or might materially adversely affect another tenant's premises; or (7) is prohibited by any mortgage or trust deed encumbering the Building. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent.

3. Change Orders. All material changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Tenant Work, which approval shall not be unreasonably conditioned or withheld and shall be delivered as soon as reasonably possible.

4. Standards of Design and Construction and Conditions of Tenant's Performance. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a) Tenant's Approved Plans and all design and construction of the Tenant Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord's fire insurance underwriters.

(b) Tenant shall, at its own cost and expense, obtain all required building permits and occupancy permits.

(c) Tenant's contractors shall be reputable licensed contractors. The Tenant Work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants.

(d) Tenant shall use only new materials in the Tenant Work, except where explicitly shown in the Approved Plans. All Tenant Work shall be done in a good and workmanlike manner. Tenant shall obtain contractors' warranties of at least one (1) year duration from the completion of the Tenant Work against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of the Tenant Work.

BOMS Co 327 YC 7275METR	Page 34 of 41	Mar25

(e) Tenant and Tenant's contractors shall not unreasonably interfere with any other tenants of the Building where the Premises are located.

(f) Landlord shall have the right to order Tenant or any of Tenant's Contractors who violate the requirements imposed on Tenant or Tenant's contractors in performing work to cease work and remove its equipment and employees from the Building. No such action by Landlord shall delay the commencement of the Lease or the obligation to pay Rent or any other obligations therein set forth.

(g) Tenant shall permit access to the Premises, and the Tenant Work shall be subject to inspection, by Landlord and Landlord's architects, engineers (including structural engineers), contractors and other representatives, at all times during the period in which the Tenant Work is being constructed and installed and following completion of the Tenant Work.

(h) Tenant shall proceed with its work expeditiously, continuously and efficiently.

(i) Tenant shall furnish to Landlord "as-built" drawings of the Tenant Work within thirty (30) days after completion of the Tenant Work.

(j) Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant's contractors.

5. Landlord Fee. Tenant shall pay to Landlord, as additional rent, a fee in the amount of $15,000.00 for Landlord's costs associated with reviewing and approving tenant's plans and monitoring the performance of the Tenant Work.

6. Insurance And Indemnification. In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant's contractors to secure, pay for and maintain during the continuance of the Tenant Work within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(a) Worker's Compensation and Employer's Liability Insurance with limits of not less than $1,000,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant's contractors from liability under the aforementioned acts.

(b) Comprehensive General Liability Insurance (including Contractors' Protective Liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant's contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant's Contractors or by anyone directly or indirectly employed by any of them.

(c) Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant's contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant's contractors, or by anyone directly or indirectly employed by any of them.

(d) "All-risk" builder's risk insurance upon the entire Tenant Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant Work and shall insure against the perils of fire and extended coverage and shall include "all-risk" builder's risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the Tenant Work are stored off the site of the Building or in transit to said site are not covered under said "all-risk" builder's risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Tenant Work. Any loss insured under said "all-risk" builder's risk insurance is to be adjusted with Landlord and Tenant.

(e) All policies (except the worker's compensation policy) shall be endorsed to include as additional insured parties the parties listed on, or required by, the Lease and their respective beneficiaries, partners, directors, officers, employees and agents, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the worker's compensation policy) to be obtained by Tenant pursuant to this Paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days' notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(f) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, the parties listed, or required by, the Lease to be named as additional insureds, and their respective beneficiaries, partners, directors, officers, employees and agents ("Landlord's Parties"), from and against all claims, liabilities, losses, damages and expenses of whatever nature to the extent arising out of or in connection with the Tenant Work or the entry of Tenant or Tenant's contractors into the Building and the Premises, including, without limitation, mechanic's liens, the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant's contractors, bodily injury to persons (including, to the maximum extent provided by law, claims arising under the California Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees, licenses or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease. The foregoing indemnity shall not apply to the extent such matter arises out of or results from the sole negligence or willful misconduct of Landlord or Landlord's Parties or a breach of the Lease by Landlord.

7. Mechanic's Liens. Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises in connection with the Tenant Work, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or any interest therein. Tenant shall give Landlord not less than ten (10) days' notice prior to the commencement of any work in, on, or about the Premises, and Landlord shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises. If Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one and one-half times the amount of such contested lien claim or demand, indemnifying Landlord against liability for the same, as required by law for the holding of the Premises free from the effect of such lien or claim. In addition, Landlord may require Tenant to pay Landlord's attorneys' fees and costs in participating in such action if Landlord shall decide it is to its best interest to do so

BOMS Co 327 YC 7275METR	Page 35 of 41	Mar25

8. Subsequent Alterations. Any subsequent alterations or improvements desired by Tenant after the completion of the Tenant Work shall be subject to the provisions of Paragraph 7.3 of the Lease.

BOMS Co 327 YC 7275METR	Page 36 of 41	Mar25

EXHIBIT B-4

POWER UPGRADE WORK LETTER

As of the Commencement Date of the Lease, the currently existing power being supplied to the Building is 2,000 amps, 277/480-volt ("Building Amps") and the portion separately metered and being supplied to the Premises is 600 amps, 277/480-volt power ("Existing Premises Amps"). During the first two years of the Lease Term, Tenant may request that the Existing Premises Amps be increased by an additional 400 amps ("Increased Premises Amps") for a total of 1,000 amps which request shall be in writing deliver to Landlord prior to the expiration of the first two years of the Lease Term ("Power Upgrade Request Notice"). In order to provide the Increased Premises Amps, the Building Amps must be increased by an additional 600 amps ("Increased Building Amps") for a total of 2,600 amps being supplied to the Building. This Power Upgrade Work Letter ("Power Upgrade Work Letter") sets forth the terms and conditions relating Landlord's performance of the work required to obtain the Increased Building Amps and provide the Increased Premises Amps (collectively, the "Power Upgrade Work"). Notwithstanding anything to the contrary herein or elsewhere within the Lease, if, at the time of and/or prior to Landlord's receipt of the Power Upgrade Request Notice: (i) Tenant is in Breach of the Lease ; (ii) Tenant has committed a Breach of the Lease; and/or (iii) Landlord has given Tenant three (3) or more notices of separate monetary and/or material Defaults under Paragraph 13.1 of the Lease during the preceding twelve (12) month period, whether or not the Defaults are cured, this Power Upgrade Work Letter shall be deemed null and void and Landlord shall thereafter have no obligation to perform or cause to be performed the Power Upgrade Work.

1. PLANS AND SPECIFICATIONS.

1.1. Preparation of Power Plans. Following receipt by Landlord of a written request from Tenant for Increased Premises Amps, Landlord shall retain Buzz Oates Construction, Inc. ("BOC") to prepare detailed plans, specifications and working drawings for the construction of the Power Upgrade Work (the "Power Plans"). Landlord and Tenant shall diligently pursue the preparation of the Power Plans. Tenant shall approve the Power Plans as they relate to the Increased Premises Amps, or provide any proposed revisions thereto, in writing within five (5) business days after receipt thereof, which approval shall not be unreasonably withheld. If Tenant provides any proposed revisions, Landlord shall use commercially reasonable efforts cause BOC to deliver revised Power Plans as soon as reasonably practical (without incurring any additional expenses) in the exercise of due diligent efforts. Tenant hereby acknowledges and recognizes that any such proposed revisions will require review and approval by the local energy provider (SMUD - Sacramento Municipal Utility District) and other governmental agencies. Tenant shall approve any revised Power Plans or provide any proposed revisions thereto in writing within five (5) business days after receipt thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Landlord and Tenant shall use diligent efforts to cause the final Power Plans to be prepared and approved no later than one hundred eighty (180) days following Landlord's receipt of the Power Upgrade Request Notice.

1.2. Landlord Approval. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any portion of the Power Plans because, in Landlord's reasonable opinion, the proposed work: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord's ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretations thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building; (g) might adversely affect another tenant's premises; (h) is prohibited by any ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building; or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work.

2. POWER UPGRADE COSTS/PAYMENT/CHANGE ORDERS.

2.1. Power Upgrade Costs. The "Power Upgrade Costs" shall include all of the following costs: space planning and studies; architectural and engineering fees; permits, approvals and other governmental fees; construction costs, taxes, and all other costs expended or to be expended in the construction of the Power Upgrade Work.

2.2. Cost Proposal. As soon as reasonably possible following mutual approval of the Power Plans, Landlord shall obtain from BOC a cost proposal for the Power Upgrade Work ("Cost Proposal"), which Cost Proposal shall include all components of the Power Upgrade Costs. Tenant shall approve or disapprove the Cost Proposal and any proposed revisions thereto in writing within three (3) business days after receipt thereof, which approval shall not be unreasonably withheld.

2.3. Power Upgrade Deposit. Within ten (10) days after Tenant's approval of the Cost Proposal, Tenant shall deposit with Landlord, pursuant to Paragraph 5(c) of the Lease, the amount determined as the Power Upgrade Costs, as the Power Upgrade Deposit.

2.4. Change Orders. If Tenant requests any change(s) in the Power Upgrade Work, as set forth in the Cost Proposal, and any such requested changes are approved by Landlord in writing in Landlord's reasonable discretion (and subject to conditions set forth Paragraph 1.2 above), Landlord shall advise Tenant promptly of any cost increases and/or delays such approved change(s) will cause in the construction of the Power Upgrade Work. Tenant shall approve or disapprove any or all such change(s) within five (5) days after notice from Landlord of such cost increases and/or delays. To the extent Tenant disapproves any such cost increase and/or delay attributable thereto, Landlord shall have the right, in its sole discretion, to disapprove Tenant's request for any changes to the Power Upgrade Work, as set forth in the Cost Proposal. If the Power Upgrade Costs increase due to any changes in the Power Upgrade Work, as set forth in the Cost Proposal, requested by Tenant, within ten (10) days after notice from Landlord of such increase and Tenant's approval thereof, Tenant shall deposit the amount of such increase with Landlord, pursuant to Paragraph 5(c) of the Lease, thereby increasing the amount of the Power Upgrade Deposit. .

3. CONSTRUCTION OF POWER UPGRADE WORK.

3.1. Commencement of Construction. Upon Tenant's approval of the Power Plans and Cost Proposal and subject to and conditioned upon Landlord's receipt of the Power Upgrade Deposit required pursuant to Paragraphs 2.3 and 2.4 above and Paragraph 5 of the Lease, Landlord shall cause its contractor to proceed to secure a building permit and commence construction of the Power Upgrade Work. Tenant shall reasonably cooperate with Landlord in executing permit applications and performing other actions reasonably necessary to enable Landlord to obtain any required permits.

3.2. Completion Date. Landlord agrees to use commercially reasonable efforts to complete the Power Upgrade Work (subject to adjustment as a result of any Tenant Delays and/or Force Majeure events, including, but not limited to, Tenant's failure to timely make payment pursuant to Paragraph 2.3 above and the potential unavailability or long-lead times associated with obtaining the required switchgear(s) and without incurring any additional expenses) within twelve (12) months following Landlord's receipt of the Power Upgrade Request Notice; provided, however, Tenant hereby acknowledges and agrees that since Tenant will be in possession of the Premises during Landlord's completion of the Power Upgrade Work, the following shall apply:

BOMS Co 327 YC 7275METR	Page 37 of 41	Mar25

(a) Tenant shall provide Landlord's contractor and agents with reasonable access to the Premises to perform and complete the Power Upgrade Work.

(b) Tenant shall cooperate with Landlord and Landlord's contractors and agents, so as not to unreasonably hinder, delay or otherwise interfere with the progress of Power Upgrade Work, including but not limited, the removal and/or relocation of Tenant and its employees, suppliers, shippers, contractors, customers and invitees, together with inventory, product, furniture and fixtures, as may be reasonably necessary in order to facilitate completion of the Power Upgrade Work. Notwithstanding the foregoing, Landlord agrees, to the extent commercially practical, to work with Tenant to schedule and coordinate the performance by Landlord of the Power Upgrade Work (without incurring any additional expenses) in a manner that does not unreasonably disrupt or interfere with the conduct of Tenant's business activities at the Premises.

(c) Tenant acknowledges that Landlord, its contractor, subcontractors, and agents have no obligation to secure the Premises or safeguard Tenant's personal property, equipment or other materials or improvements located by Tenant in the Premises. Except to the extent caused by the negligence or willful misconduct of Landlord or its contractors or agents, Tenant agrees to hold harmless, and hereby waives any claims against, Landlord, its contractors and agents, for (1) damages to Tenant's personal property, goods, and/or equipment or (2) inconvenience to or interruption of Tenant's business, which may occur in connection with the Power Upgrade Work. Notwithstanding the preceding sentence, if Landlord's contractor is the only party within the Premises at the end of the workday, Landlord's contractor shall lock the doors to the Premises at the end of such workday.

(d) Notwithstanding anything to the contrary herein or elsewhere within the Lease, Tenant agrees that the terms of the Lease will not be adjusted as a result of the actual completion date of the Power Upgrade Work.

3.3. Punchlist. Upon Substantial Completion of the Power Upgrade Work, Landlord shall give notice to Tenant and Tenant shall conduct an inspection of the Premises with a representative of Landlord to develop a punchlist of items of the Power Upgrade Work that are not complete or that require corrections. Upon receipt of such punchlist, Landlord shall proceed diligently to remedy such items provided such items are part of the Power Upgrade Work to be constructed by Landlord hereunder and are otherwise consistent with Landlord's obligations under this Power Upgrade Work Letter and provided Tenant has deposited with Landlord the Power Upgrade Deposit, including, any increase thereto resulting from Change Orders pursuant to Paragraph 2.4 above. Substantial Completion shall not be delayed notwithstanding delivery of any such punchlist.

3.4 Tenant Delay. Tenant shall be responsible for, and shall pay Landlord, any and all costs and expenses incurred by Landlord as a result of a delay in the completion of the Power Upgrade Work due to:

(a) Tenant's failure to comply with the time deadlines set forth in this Power Upgrade Work Letter;

(b) Tenant's failure to timely deposit with Landlord the Power Upgrade Deposit required pursuant to Paragraphs 2.3 and 2.4 above and Paragraph 5 of the Lease;

(c) Tenant's failure to timely approve any matter requiring Tenant's approval;

(d) A breach by Tenant of the terms of the Lease;

(e) Tenant's request for changes in the Power Upgrade Work, as set forth in the Cost Proposal;

(f) Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Power Upgrade Work; or

(g) Any other acts or omissions of Tenant, or its agents, or employees.

(Each of the foregoing events is referred to as a "Tenant Delay".)

4. MISCELLANEOUS.

4.1. Landlord hereby appoints Jason Law of Buzz Oates Management Services, as Landlord's representative to act for Landlord in all matters covered by this Exhibit. Tenant hereby appoints Tod Stebbins as Tenant's representative to act for Tenant in all matters covered by this Exhibit.

4.2. All amounts payable by Tenant to Landlord hereunder, including, but not limited to, the Power Upgrade Deposit, required pursuant to Paragraphs 2.3 and 2.4 above and Paragraph 5 of the Lease, shall be deemed to be additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease.

4.3. Any alterations or improvements desired by Tenant after Landlord's completion of the Power Upgrade Work shall be subject to the provisions of Paragraph 7.3 of the Lease.

4.4. Neither the approval by Landlord of the Power Plans nor Landlord's performance, supervision or monitoring of the Power Upgrade Work shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant's intended use of the Premises.

4.5. If Tenant fails to perform any of Tenant's obligations under this Power Upgrade Work Letter within the time periods specified herein, Landlord may treat such failure of performance as a Default under the Lease. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in Paragraph 13 of this Lease, or a default by Tenant under this Power Upgrade Work Letter, occurs at any time following Landlord's receipt of the Power Upgrade Request Notice and/or thereafter on or before the Substantial Completion of the Power Upgrade Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord may cause its contractor to cease the construction of the Power Upgrade Work (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Power Upgrade Work caused by such work stoppage as set forth in Paragraph 3.4 of this Power Upgrade Work Letter), and (ii) all other obligations of Landlord under the terms of this Power Upgrade Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease.

BOMS Co 327 YC 7275METR	Page 38 of 41	Mar25

EXHIBIT C

BROKER DISCLOSURES AND REPRESENTATIONS

A. No Prior or Other Agreements; Broker Disclaimer. The Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Landlord and Tenant each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party. Each Broker shall be an intended third party beneficiary of the provisions of this paragraph.

B. Broker's Disclosure. The United States Congress enacted the Americans with Disabilities Act. Among other things, this act is intended to make many business establishments equally accessible to persons with a variety of disabilities; modifications to real property may be required. State and local laws also may mandate changes. The real estate brokers in this transaction are not qualified to advise you as to what, if any, changes may be required now, or in the future. Owners and tenants should consult the attorneys and qualified design professionals of their choice for information regarding these matters. Real estate brokers cannot determine which attorneys or design professionals have the appropriate expertise in this area.

Various construction materials may contain items that have been or may be in the future be determined to be hazardous (toxic) or undesirable and may need to be specifically treated/handled or removed. For example, some transformers and other electrical components contain PCB's and asbestos has been used in components such as fireproofing, heating, and cooling systems, air duct insulation, spray-on and tile acoustical materials, linoleum, floor tiles, roofing dry wall and plaster. Due to prior or current uses of the property or in the area, the property may have hazardous or undesirable metals, minerals, chemicals, hydrocarbons, or biological or radioactive items (including electric and magnetic fields) in soils, water, building components, above or below-ground containers or elsewhere in areas that may or may not be accessible or noticeable. Such items may not leak or otherwise be released. Real estate agents have no expertise in the detection or correction of hazardous or undesirable items. Expert inspections are necessary. Current or future laws may require clean up by past, present and/or future owners and/or operators. It is the responsibility of the Landlord and Tenant to retain qualified experts to detect and correct such matters and to consult with legal counsel of their choice to determine what provision, if any, they may wish to include in transaction documents regarding the property.

C. Renewal Representation. It shall be Tenant's sole obligation to pay any broker commissions should Tenant retain a broker to represent Tenant in negotiating the renewal to this Lease.

BOMS Co 327 YC 7275METR	Page 39 of 41	Mar25

EXHIBIT D

MOVE OUT STANDARDS

The following Move Out Standards are intended to provide a guideline for Tenant with respect to returning possession of the Premises to Landlord in the surrender condition required by Paragraphs 7.4(c) and (d) of the Lease. These guidelines shall not supersede or modify the requirements of Paragraphs 7.4(c) and (d) of the Lease.

1.	Lights:	Office and warehouse lights shall be fully operational with all bulbs functioning.

2.	Dock Levelers & Roll-Up Doors:	Tenant shall provide a written report from a licensed contractor specializing and experienced in the inspection, maintenance and service of dock levelers and roll up doors, within the three months prior to move out, stating that all dock equipment is in good and safe operating condition.

3.	Dock Seals:	Shall be free of tears and any broken backboards repaired.

4.	Warehouse Floor:	Shall be free of stains and broom swept, with no racking bolts and other protrusions left in the floor. Cracks shall be repaired with an epoxy or polymer.

5.	Tenant-Installed Equipment & Wiring:	In connection with any required removal of equipment, all associated air lines, junction boxes, conduit, etcetera shall also be removed. Refer to the specific requirements of Paragraph 7.4(d) with respect to removal of Wires.

6.	Walls:	Sheetrock (drywall) damage shall be patched and fire-taped so that there are no holes in either office or warehouse areas.

7.	Roof:	Following removal of Tenant's equipment, any roof penetrations shall be properly repaired by a licensed roofing contractor. Any roof leaks must be repaired and the most recent maintenance and repair recommendations of Landlord shall have been completed. Contact Landlord's representative for prior approval before performing any repairs to the roof.

8.	Signs:	All exterior signs must be removed, any resulting holes patched and paint touched up as necessary. All window signs shall be removed.

9.	Heating & Air Conditioning System:	Tenant shall provide a written report from a licensed HVAC contractor, within the three months prior to move out, stating that all evaporative coolers within the warehouse (if so equipped) are operational and that the office HVAC system is in good and safe operating condition.

10.	Carpets / Linoleum:	Shall be clean and stain free.

11.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet and remove any and all debris from office and warehouse. Remove any pallets and debris from exterior of Premises.

Not less than thirty (30) days prior to the expiration or earlier termination of the Lease, Tenant shall contact the Landlord's representative and arrange for an initial walk through for the purpose of creating a punch list of anticipated maintenance or repair items to be addressed by Tenant in connection with its move out. On or before the expiration or earlier termination date of the Lease, Tenant shall arrange for a final inspection of the condition of the Premises by Landlord's representative and return of possession of the Premises to Landlord, including the return of all keys, access cards and parking permits related to the Premises.

Compliance with these guidelines will facilitate Landlord's processing of Tenant's Security Deposit (if any).

BOMS Co 327 YC 7275METR	Page 40 of 41	Mar25

EXHIBIT E

HAZARDOUS SUBSTANCE LIST

BOMS Co 327 YC 7275METR	Page 41 of 41	Mar25